Use these links to rapidly review the document

Exhibit (a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

          The Medicines Company

at
$85.00 Net Per Share
by

Medusa Merger Corporation
an indirect wholly owned subsidiary of

NOVARTIS AG

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY OF FRIDAY, JANUARY 3, 2020, UNLESS THE OFFER IS EXTENDED, OR EARLIER TERMINATED.

          Medusa Merger Corporation, a Delaware corporation ("Purchaser") and indirect wholly owned subsidiary of Novartis AG, a company organized under the laws of Switzerland ("Parent"), is making an offer to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of The Medicines Company, a Delaware corporation (the "Company"), at a price of $85.00 per Share, net to the seller in cash (such price, the "Offer Price"), without interest thereon and subject to any tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Purchaser is making the Offer pursuant to an Agreement and Plan of Merger, dated as of November 23, 2019 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. Following the completion of the Offer, Purchaser will be merged with and into the Company (the "Merger") without a vote of the stockholders of the Company in accordance with Section 251(h) of the Delaware General Corporation Law (the "DGCL"), the Company will survive the Merger as an indirect wholly owned subsidiary of Parent, and each Share not previously purchased in the Offer (other than (i) Shares that at the effective time of the Merger (the "Effective Time") are owned by the Company, Parent, Purchaser, any other subsidiary of Parent or any subsidiary of the Company or that are held in the Company's treasury and (ii) Shares that are outstanding immediately prior to the Effective Time and that are held by a Company stockholder who properly demands and perfects appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, without interest and subject to any tax withholding. The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to as the "Transactions." The date and time at which the Offer expires by its terms (as it may be extended in accordance with the Merger Agreement, as described below) is referred to herein as the "Offer Expiration Time" and the date and time at which Purchaser accepts Shares for payment pursuant to the Offer is referred to herein as the "Acceptance Time."

          The Company's board of directors has unanimously (i) declared the Merger Agreement and the Transactions, including the Offer and the Merger, advisable and in the best interests of the Company and the Company's stockholders, (ii) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) determined to recommend that the stockholders of the Company (other than Parent and its subsidiaries) accept the Offer and tender their Shares to Purchaser pursuant to the Offer, (iv) assuming the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 5.10 of the Merger Agreement, resolved to take all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable law with respect to a "moratorium," "control share acquisition," "business combination," "fair price" or other forms of anti-takeover laws or regulations that may purport to be applicable, will not apply to the Company with respect to or as a result of the Merger Agreement or the Transactions and (v) agreed and authorized that the Merger be governed by Section 251(h) of the DGCL and consummated as soon as practicable following the consummation of the Offer.

          The Offer is not subject to any financing condition. The Offer is conditioned on, among other things, there being validly tendered pursuant to the Offer and "received" by the "depository" (as such terms are defined in Section 251(h) of the DGCL) and not properly withdrawn prior to 12:00 Midnight, New York City time, at the end of the day of Friday, January 3, 2020 (unless the Offer is extended), the number of Shares that (together with any Shares owned by Parent and its affiliates) represent at least a majority of the Shares outstanding at the Offer Expiration Time (the "Minimum Tender Condition"). The Offer is also subject to certain other conditions set forth in this Offer to Purchase, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the absence of any legal restraint making the consummation of the Offer or the Merger illegal or otherwise prohibited or imposing a Substantial Detriment (as such term is defined herein), and other customary conditions as described in Section 14—"Conditions of the Offer." A summary of the principal terms of the Offer appears on pages 1-8. You should read this entire document carefully before deciding whether to tender your Shares.

          Questions and requests for assistance may be directed to Innisfree M&A Incorporated, our Information Agent, at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any of the other Offer documents may be directed to the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, and any other materials related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission (the "SEC") at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

The Information Agent for the Offer is:

December 5, 2019

IMPORTANT

        Stockholders desiring to tender their Shares in the Offer must:

  1.
  For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:

  •
  contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender their Shares to Purchaser before the Offer Expiration Time.

  2.
  For Shares that are registered in the stockholder's name and held in book-entry form:

  •
  complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal or prepare an Agent's Message (as defined in Section 3—"Procedure for Tendering Shares" of this Offer to Purchase);

  •
  if using the Letter of Transmittal, have the stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

  •
  deliver an Agent's Message or the Letter of Transmittal and any other required documents to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, at one of its addresses on the back of this Offer to Purchase; and

  •
  transfer the Shares through book-entry transfer into the account of the Depositary.

  3.
  For Shares that are registered in the stockholder's name and held as physical certificates:

  •
  complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal;

  •
  have the stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

  •
  deliver the Letter of Transmittal, the certificates for such Shares and any other required documents to the Depositary, at one of its addresses on the back of this Offer to Purchase.

        The Letter of Transmittal, the certificates for the Shares and any other required documents must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Offer Expiration Time, unless the procedures for guaranteed delivery described in Section 3—"Procedure for Tendering Shares" of this Offer to Purchase are followed. The method of delivery of the Shares, the Letter of Transmittal and all other required documents, including delivery through The Depositary Trust Company, is at the election and risk of the tendering stockholder.

        This Offer to Purchase and the related Letter of Transmittal contain important information and you should read them carefully and in their entirety before making a decision with respect to the Offer.

i

SUMMARY TERM SHEET

        Medusa Merger Corporation, a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Novartis AG, a company organized under the laws of Switzerland ("Parent"), is making an offer to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of The Medicines Company, a Delaware corporation (the "Company"), at a price per Share of $85.00, net to the seller in cash (the "Offer Price"), without interest thereon and subject to any tax withholding, as further described herein, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal. The following are some questions you, as a stockholder of the Company, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the accompanying Letter of Transmittal. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to "we," "our," or "us" refer to Purchaser or Parent, as the context requires.

Securities Sought:	All outstanding shares of common stock of the Company (the "Shares")
Price Offered Per Share:	$85.00 net to you in cash, without interest and subject to any tax withholding
Scheduled Expiration of Offer:	12:00 Midnight, New York City time, at the end of the day of Friday, January 3, 2020, unless extended
Purchaser:	Medusa Merger Corporation, an indirect wholly owned subsidiary of Parent
Board Recommendation:

The Company's board of directors has unanimously (i) declared the Merger Agreement and the Transactions, including the Offer and the Merger, advisable and in the best interests of the Company and the Company's stockholders, (ii) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) determined to recommend that the stockholders of the Company (other than Parent and its subsidiaries) accept the Offer and tender their Shares to Purchaser pursuant to the Offer, (iv) assuming the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 5.10 of the Merger Agreement, resolved to take all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable law with respect to a "moratorium," "control share acquisition," "business combination," "fair price" or other forms of anti-takeover laws or regulations that may purport to be applicable, will not apply to the Company with respect to or as a result of the Merger Agreement or the Transactions and (v) agreed and authorized that the Merger be governed by Section 251(h) of the DGCL and consummated as soon as practicable following the consummation of the Offer.

Who is offering to buy my shares?

        Purchaser is Medusa Merger Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent, formed for the purpose of making this Offer and acquiring all outstanding Shares, and Parent is a stock corporation organized under the laws of Switzerland. See the "Introduction" to this Offer to Purchase and Section 9—"Certain Information Concerning Parent and Purchaser."

Is there an agreement governing the Offer?

        Yes. The Company, Parent and Purchaser have entered into the Merger Agreement. Pursuant to the Merger Agreement, the parties have agreed on the terms and conditions of the Offer and, following consummation of the Offer, on the Merger of Purchaser with and into the Company. See Section 13—"The Merger Agreement; Other Agreements."

How many Shares are you offering to purchase in the Offer?

        We are seeking to purchase all outstanding Shares. See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

How much are you offering to pay and in what form of payment?

        We are offering to pay $85.00, net to you in cash (the "Offer Price"), without interest and subject to any tax withholding, for each Share validly tendered and accepted for payment in the Offer.

Will I have to pay any fees or commissions?

        If you are the record owner of your Shares and you tender your Shares in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

What does the board of directors of the Company think of the Offer?

        The Company's board of directors has unanimously (i) declared the Merger Agreement and the Transactions, including the Offer and the Merger, advisable and in the best interests of the Company and the Company's stockholders, (ii) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) determined to recommend that the stockholders of the Company (other than Parent and its subsidiaries) accept the Offer and tender their Shares to Purchaser pursuant to the Offer, (iv) assuming the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 5.10 of the Merger Agreement, resolved to take all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable law with respect to a "moratorium," "control share acquisition," "business combination," "fair price" or other forms of anti-takeover laws or regulations that may purport to be applicable, will not apply to the Company with respect to or as a result of the Merger Agreement or the Transactions and (v) agreed and authorized that the Merger be governed by Section 251(h) of the DGCL and consummated as soon as practicable following the consummation of the Offer. See the "Introduction" to this Offer to Purchase and Section 11—"Background of the Offer; Past Contacts, Negotiations and Transactions."

What is the market value of my Shares as of a recent date?

        On November 18, 2019, the last full trading day before media speculation of a potential acquisition of the Company by Parent, the closing price of the Company's common stock reported on the NASDAQ Global Select Market ("Nasdaq") was $58.65 per Share. On November 22, 2019, the last full trading day before we announced the execution of the Merger Agreement, the closing price of the Company's common stock reported on Nasdaq was $68.55 per Share. On December 4, 2019, the last full trading day before commencement of the Offer, the closing price of the Company's common stock reported on Nasdaq was $84.07 per Share. We recommend that you obtain a recent quotation for the Company's common stock in deciding whether to tender your Shares. See Section 6—"Price Range of the Shares; Dividends on the Shares."

How long do I have to decide whether to tender in the Offer?

        Unless we extend the Offer, you will have until the Offer Expiration Time of 12:00 Midnight, New York City time, at the end of the day of Friday, January 3, 2020 to tender your Shares in the Offer. If you cannot deliver everything that is required to tender your Shares by that time, you may be able to use the guaranteed delivery procedure that is described in this Offer to Purchase. See Section 1—"Terms of the Offer" and Section 3—"Procedure for Tendering Shares."

Can the Offer be extended and under what circumstances?

        Yes, the Offer can be extended under certain circumstances. Our ability to extend the Offer is subject to the terms of the Merger Agreement and applicable law. We have agreed in the Merger Agreement that from time to time Purchaser will, and Parent will cause Purchaser to, extend the Offer:

  •
  if at the then-scheduled Offer Expiration Time any Offer Condition has not been satisfied or waived by Parent or Purchaser, (i) for one or more consecutive increments of not more than five business days each (or such longer or shorter period as may be agreed by the parties), or (ii) until 11:59 p.m., New York City Time, on the day before February 23, 2020 (the "End Date") (or such other date and time as the parties may agree) if the then-scheduled Offer Expiration Time is five or fewer business days before the End Date; and

  •
  for any period required by any applicable rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq or as may be necessary to resolve any comments of the SEC or the staff or Nasdaq, in each case, as applicable to the Offer;

provided that, in each case, Purchaser will not be required to extend the Offer beyond the End Date. As used in this Offer to Purchase, the term "Offer Conditions" means the conditions precedent to Purchaser's obligation to accept for payment or to pay for any Shares.

        Furthermore, if, as of 11:59 p.m. Eastern Time, on the End Date, all of the Offer Conditions, other than (i) the Minimum Tender Condition, (ii) the Offer Conditions relating to the expiration or termination of the waiting period (or any extensions thereof) under the HSR Act or the absence of a legal restraint making consummation of the Offer or the Merger illegal or otherwise prohibited or imposing a Substantial Detriment and (iii) those Offer Conditions that by their nature are to be satisfied at the Offer Expiration Time have been satisfied or waived, then the End Date will be automatically extended to August 23, 2020.

        See Section 1—"Terms of the Offer" for additional information about our obligations and ability to extend the Offer.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform American Stock Transfer & Trust Company, LLC, the Depositary for the Offer (referred to as "AST" or the "Depositary"), and notify the Company's stockholders by making a public announcement of the extension, before 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. See Section 1—"Terms of the Offer."

Will you provide a subsequent offering period?

        We do not expect to provide for a subsequent offering period for the Offer, and the Merger Agreement does not permit us to do so without the prior written consent of the Company.

What is the "Minimum Tender Condition" to the Offer?

        We are not obligated to purchase any Shares in the Offer unless there has been validly tendered in the Offer and not withdrawn that number of Shares that (together with any Shares owned by Parent and its affiliates and excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been "received" (as such term is defined in Section 251(h)(6)(f) of the DGCL)) represent at least a majority of the Shares outstanding at the Offer Expiration Time.

        We refer to this condition as the "Minimum Tender Condition."

        If the number of Shares tendered in the Offer is insufficient to cause the Minimum Tender Condition to be satisfied upon the Offer Expiration Time, then (i) neither the Offer nor the Merger will be consummated and (ii) the Company's stockholders will not receive the Offer Price or the merger consideration pursuant to the Offer or the Merger, as applicable.

What are the most significant conditions to the Offer other than the Minimum Tender Condition?

        In addition to the Minimum Tender Condition, we are not obligated to purchase any Shares that are validly tendered in the Offer if any of the following conditions exist:

  •
  any governmental authority having jurisdiction over any party has issued any judgment, order, injunction or decree, or any applicable law or other legal restraint, injunction or prohibition shall be in effect that makes the consummation of the Offer or the Merger illegal or otherwise prohibited or imposes a Substantial Detriment (provided that, we will not be permitted to invoke this first bullet if the issuance of such judgment, order, injunction or decree is principally caused by the material breach by us of any of our covenants or obligations set forth in the Merger Agreement);

  •
  any waiting period (or any extension thereof) under the HSR Act applicable to the Transactions has not expired or been terminated;

  •
  since the date of the Merger Agreement, there has been any state of facts, circumstance, condition, event, change, development, occurrence, result or effect that has had or would reasonably be expected to have a Company Material Adverse Effect (as defined below);

  •
  (i) the representation and warranty of the Company relating to the absence of any Company Material Adverse Effect is not true and correct as of the date of the Merger Agreement, (ii) any of the representations and warranties of the Company relating to corporate existence and power, organizational documents, corporate organization and data integrity is not true and correct in all material respects as of the consummation of the Offer, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), (iii) the representations and warranties of the Company relating to capital structure are not true and correct except for de minimis inaccuracies as of the consummation of the Offer, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), and (iv) each of the other representations and warranties of the Company set forth in the Merger Agreement is not true and correct as of the consummation of the Offer, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than in the case of this clause (iv) for such failures to be true and correct that have not had or would not reasonably be expected to have a Company Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to references to the term "Company Material Adverse Effect" and other qualifications therein based on materiality in such representations and warranties);

  •
  the Company has failed to comply with or perform in all material respects all covenants, obligations and agreements to be complied with or performed by it;

  •
  the Company has failed to deliver to Parent and Purchaser a certificate signed by an officer of the Company, dated as of the date of the Offer Expiration Time, certifying that the Offer Conditions specified in the preceding three bullets have been satisfied; or

  •
  the Merger Agreement has been terminated in accordance with its terms.

        See Section 14—"Conditions of the Offer."

Do you have the financial resources to pay for the Shares tendered in the Offer?

        Yes. Parent will provide Purchaser with sufficient funds to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger, which is expected to follow the completion of the Offer. The Offer is not subject to any financing condition. See Section 10—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the Offer?

        No. We do not believe that our financial condition is relevant to your decision to tender Shares in the Offer because the Offer is being made for all outstanding Shares, the form of payment consists solely of cash and the Offer is not subject to any financing condition. Parent will provide Purchaser with sufficient funds to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger, which is expected to follow the completion of the Offer. See Section 10—"Source and Amount of Funds."

How do I tender my Shares?

        To tender certificated Shares, you must deliver the certificates representing your Shares, together with a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), to AST, the Depositary for the Offer, before the Offer expires. If your Shares are held in street name, your Shares can be tendered by your nominee through the Depositary. To tender Shares held in book-entry form, either a Letter of Transmittal, properly completed and duly executed (or manually executed facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by AST, the Depositary for the Offer, before the Offer expires pursuant to the book-entry procedures described in Section 3—"Procedure for Tendering Shares—Book-Entry Transfer." If you cannot deliver a required item to the Depositary prior to the expiration of the Offer, you may be able to obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Security Transfer Agent Medallion Signature Program guarantee at or prior to the Offer Expiration Time, that the missing items will be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within two trading days. However, the Depositary must receive the missing items within that two-trading-day period or your Shares will not be validly tendered. See Section 3—"Procedure for Tendering Shares."

May I withdraw previously tendered Shares?

        Yes. To withdraw previously tendered Shares, you must deliver a written notice of withdrawal (or a manually signed facsimile thereof) with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. Upon the date and time at which Purchaser accepts Shares for payment pursuant to the Offer (the "Acceptance Time"), you will no longer be able to withdraw them. See Section 4—"Withdrawal Rights."

Until what time may I withdraw Shares that I have tendered?

        You may withdraw your previously tendered Shares at any time prior to the Offer Expiration Time. In addition, if we have not agreed to accept your Shares for payment by February 3, 2020, you may withdraw them at any time thereafter until we accept them for payment. See Section 1—"Terms of the Offer" and Section 4—"Withdrawal Rights."

Can holders of the Company's equity-based awards participate in the tender offer?

        No. The Offer is being made only for Shares and not for any of the Company equity-based awards. Effective as of the Effective Time, by virtue of the Merger and without any action on the part of any holder of the Company's stock options or restricted shares:

  (i)
  each stock option of the Company, whether vested or unvested, outstanding and unexercised immediately prior to consummation of the Offer will become fully vested and will be canceled as of immediately prior to, and contingent upon, the Effective Time in exchange for a lump sum cash payment equal to (A) the excess, if any, of (1) the Offer Price minus (2) the exercise price payable in respect of each Share issuable under such stock option of the Company, multiplied by (B) the number of Shares issuable under such stock option of the Company immediately prior to the Effective Time, minus (C) applicable tax withholding; and

  (ii)
  each restricted share of the Company outstanding immediately prior to the consummation of the Offer will automatically become fully vested as of immediately prior to, and contingent upon, the Effective Time, and shall be treated the same as other Shares of the Company in connection with the Merger.

        See Section 13—"The Merger Agreement; Other Agreements."

Have any of the Company's stockholders agreed to tender their shares into the Offer?

        No stockholders of the Company have entered into agreements requiring them to tender their Shares into the Offer. However, Parent and Purchaser have been advised by the Company that all of its directors and executive officers who beneficially own Shares currently intend to tender or cause to be tendered all such Shares into the Offer (other than Shares as to which such holder does not have discretionary authority, Shares which may be retained in order to facilitate estate and tax planning dispositions and any Shares deliverable upon exercise or conversion of the Company's stock options and restricted shares).

When and how will I be paid for my tendered Shares?

        Subject to the terms and conditions of the Offer and the satisfaction or waiver of the Conditions of the Offer set forth in Section 14—"Conditions of the Offer," Purchaser will pay for all Shares validly tendered that have not been validly withdrawn promptly (and in any event, no more than the second business day) following the Offer Expiration Time. However, subject to applicable law and the terms of the Merger Agreement, Parent and Purchaser do reserve the right to, and in some circumstances are obligated to, delay the acceptance for payment for Shares until all such Offer Conditions have been satisfied. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

        Purchaser will pay for your Shares by depositing the Offer Price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment to record holders for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares, a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof) and any other required documents in the case of a record holder of a stock certificate representing Shares or timely compliance with the procedures for book-entry transfer in the case of a record holder of Shares in book-entry form. See Section 2—"Acceptance for Payment and Payment for Shares."

If Shares are purchased in the Offer, will the Company continue as a public company?

        No. Following the purchase of Shares in the Offer, we expect to consummate the Merger. After completion of the Merger, Parent will own all outstanding capital stock of the Company, and the Company's common stock will no longer be publicly traded. See Section 7—"Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration."

Will the Offer be followed by a merger if all Shares are not tendered in the Offer?

        If the Offer is completed and we accordingly acquire a number of Shares that satisfies the Minimum Tender Condition and the other conditions to the Merger are satisfied or waived, then, in accordance with the terms of the Merger Agreement, we will complete the Merger without a vote of the stockholders of the Company pursuant to Section 251(h) of the DGCL. Pursuant to the Merger Agreement, if the Minimum Tender Condition is not satisfied, we are not required (nor are we permitted) to accept the Shares for purchase in the Offer, nor will we consummate the Merger.

        Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, stockholders of the Company will not be required to vote on the Merger Agreement, and if the Merger is consummated all the Company stockholders who did not tender their Shares in the Offer will, if they have not otherwise properly demanded and perfected appraisal rights under the DGCL, have the right to receive an amount in cash in respect of each Share held by them, payable to the holder thereof, without any interest thereon (subject to any tax withholding), equal to the Offer Price upon consummation of the Merger.

        There are no appraisal rights available in connection with the Offer, but stockholders who have not tendered their Shares in the Offer will have appraisal rights with respect to the Merger under the applicable provisions of DGCL, if those rights are perfected. See the "Introduction" to this Offer to Purchase.

What are the U.S. federal income tax consequences of the Offer?

        The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. See the "Introduction" to this Offer to Purchase and Section 5—"Certain U.S. Federal Income Tax Consequences" for a description of certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger. Stockholders are urged to consult with their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

If I decide not to tender, how will the Offer affect my Shares?

        If you do not tender your Shares in the Offer and the Merger takes place, your Shares will be canceled. Unless you exercise appraisal rights under the DGCL, you will receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer, without any interest paid on that amount. Accordingly, if the Merger takes place, the differences to you between tendering your Shares and not tendering your Shares in the Offer are that if you tender your Shares in the Offer, you will be paid earlier and you will not have appraisal rights under the DGCL.

Who can I talk to if I have questions about the Offer?

        You may call Innisfree M&A Incorporated, the Information Agent for the Offer, at (212) 750-5833 if you are a bank or broker or (888) 750-5834 if you are a stockholder. See the back cover of this Offer to Purchase for additional information on how to contact our Information Agent. The Information Agent is not making any recommendation with respect to the Offer.

        THIS OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF, OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN, THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

To the Holders of the Company's Common Stock:

INTRODUCTION

        Medusa Merger Corporation, a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Novartis AG, a stock corporation organized under the laws of Switzerland ("Parent"), is making an Offer to Purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of The Medicines Company, a Delaware corporation (the "Company"), at a price of $85.00 per Share, net to the seller in cash (such price is referred to as the "Offer Price"), without interest thereon and subject to any tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to as the "Transactions."

        Purchaser is making this Offer pursuant to an Agreement and Plan of Merger, dated as of November 23, 2019 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. Under the Merger Agreement, after the completion of the Offer and the satisfaction or waiver of all of the conditions to the Merger (as defined below), Purchaser will be merged with and into the Company without a vote of the stockholders of the Company in accordance with Section 251(h) of the Delaware General Corporation Law (the "DGCL"), with the Company surviving the Merger as an indirect wholly owned subsidiary of Parent (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share then outstanding (other than (i) Shares that at the Effective Time are owned by the Company, Parent, Purchaser, any other subsidiary of Parent or any subsidiary of the Company or that are held in the Company's treasury and (ii) Shares that are outstanding immediately prior to the Effective Time and that are held by a Company stockholder who properly demands and perfects appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, without interest and subject to any tax withholding.

        The Company's board of directors has unanimously (i) declared the Merger Agreement and the Transactions, including the Offer and the Merger, advisable and in the best interests of the Company and the Company's stockholders, (ii) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) determined to recommend that the stockholders of the Company (other than Parent and its subsidiaries) accept the Offer and tender their Shares to Purchaser pursuant to the Offer, (iv) assuming the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 5.10 of the Merger Agreement, resolved to take all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable law with respect to a "moratorium," "control share acquisition," "business combination," "fair price" or other forms of anti-takeover laws or regulations that may purport to be applicable, will not apply to the Company with respect to or as a result of the Merger Agreement or the Transactions and (v) agreed and authorized that the Merger be governed by Section 251(h) of the DGCL and consummated as soon as practicable following the consummation of the Offer.

        For factors considered by the Company's board of directors in making the above referenced determination, please see the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the SEC in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

        The Offer is not subject to any financing condition. The Offer is conditioned on, among other things, there being validly tendered pursuant to the Offer and "received" by the "depositary" (as such terms are defined in Section 251(h) of the DGCL) and not properly withdrawn prior to 12:00 Midnight, New York City time, at the end of the day of Friday, January 3, 2020 (unless the Offer is extended), the number of Shares that (together with any Shares owned by Parent and its affiliates) represent at least a majority of Shares outstanding at the Offer Expiration Time (the "Minimum Tender Condition"). The Offer is also subject to certain other conditions set forth in this Offer to Purchase, including, the expiration or termination of any applicable waiting period under the HSR Act, the absence of a legal restraint making consummation of the Offer or the Merger illegal or otherwise prohibited or imposing a Substantial Detriment, and other customary conditions as described in Section 14—"Conditions of the Offer." A summary of the principal terms of the Offer appears on pages 1-8. You should read this entire document carefully before deciding whether to tender your Shares.

        The Company has informed Purchaser that, as of the close of business on December 2, 2019, 80,183,716 Shares were outstanding.

        Completion of the Merger is subject to certain conditions, including consummation of the Offer. As soon as practicable following the satisfaction or waiver of these conditions, Purchaser will complete the Merger without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

        Stockholders who have not tendered their Shares in the Offer will have certain appraisal rights with respect to the Merger under the applicable provisions of the DGCL, if those rights are perfected. See Section 12—"Purpose of the Offer; Plans for the Company." The Merger Agreement is described in Section 13—"The Merger Agreement; Other Agreements."

        Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in Section 5—"Certain U.S. Federal Income Tax Consequences." We recommend that stockholders consult their tax advisors regarding the tax consequences of the sale of Shares.

        The Offer is only for Shares and not for any Company equity-based awards. See Section 13—"The Merger Agreement; Other Agreements" for more information about the treatment of equity-based awards.

        Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the tender of Shares in the Offer. Purchaser will pay all fees and expenses incurred in connection with the Offer by American Stock Transfer & Trust Company, LLC, which is acting as the Depositary and paying agent for the Offer ("AST" or the "Depositary") and Innisfree M&A Incorporated, which is acting as the information agent for the Offer (the "Information Agent"). See Section 16—"Fees and Expenses."

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. YOU SHOULD READ THESE OFFER DOCUMENTS IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

THE OFFER

1.  Terms of the Offer

        Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay $85.00 per Share, net to the seller in cash (such price, the "Offer Price"), without interest thereon and subject to any tax withholding, for all Shares validly tendered before the Offer Expiration Time and not properly withdrawn in accordance with Section 4—"Withdrawal Rights." The term "Offer Expiration Time" means 12:00 Midnight, New York City time, at the end of the day of Friday, January 3, 2020, unless and until, in accordance with the terms of the Merger Agreement and applicable law, Purchaser extends the period of time for which the Offer is open, in which case the term "Offer Expiration Time" means the latest time and date at which the Offer, as extended by Purchaser, expires.

        Subject to the terms of the Merger Agreement and applicable law, Purchaser may extend the Offer by giving written notice of the extension to the Depositary and publicly announcing such extension by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the Offer Expiration Time. We have agreed in the Merger Agreement that from time to time Purchaser will, and Parent will cause Purchaser to, extend the Offer:

  •
  if at the scheduled Offer Expiration Time any of the Offer Conditions shall not have been satisfied or waived, (i) on one or more occasions in consecutive increments of not more than five business days each (or for such longer or shorter period as may be agreed by the parties), or (ii) until 11:59 p.m., New York City Time, on the day before February 23, 2020 (the "End Date") (or such other date and time as the parties may agree) if the scheduled Offer Expiration Time is five or fewer business days before the End Date; and

  •
  for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer;

provided that, in each case, Purchaser shall not be required to extend the Offer beyond the End Date.

        Furthermore, if, as of 11:59 p.m. Eastern Time, on the End Date, all of the Offer Conditions, other than (i) the Minimum Tender Condition, (ii) the Offer Conditions relating to the expiration or termination of the waiting period (or any extensions thereof) under the HSR Act or the absence of a legal restraint making consummation of the Offer or the Merger illegal or otherwise prohibited or imposing a Substantial Detriment; and (iii) those Offer Conditions that by their nature are to be satisfied at the Offer Expiration Time have been satisfied or waived, then the End Date will be automatically extended to August 23, 2020.

        Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for the Shares.

        The Offer is not subject to any financing condition. The Offer is conditioned on, among other things, there being validly tendered pursuant to the Offer and not properly withdrawn prior to the Offer Expiration Time of the Offer, the number of Shares that (together with any Shares owned by Parent and its affiliates) represent at least a majority of the Shares outstanding at the Offer Expiration Time. We refer to this condition as the "Minimum Tender Condition."

        In addition to the Minimum Tender Condition, we are not obligated to purchase any Shares that are validly tendered in the Offer if any of the following conditions exist:

  •
  any governmental authority having jurisdiction over any party has issued any judgment, order, injunction or decree, nor any applicable law or other legal restraint, injunction or prohibition shall be in effect that makes the consummation of the Offer or the Merger illegal or otherwise prohibited or imposes a Substantial Detriment (provided that, we will not be permitted to invoke this first bullet if the issuance of such judgment, order, injunction or decree is principally caused by the material breach by us of any of our covenants or obligations set forth in the Merger Agreement);

  •
  any waiting period (or any extension thereof) under the HSR Act applicable to the Transactions has not expired or been terminated;

  •
  since the date of the Merger Agreement, there has been any state of facts, circumstance, condition, event, change, development, occurrence, result or effect that has had or would reasonably be expected to have a Company Material Adverse Effect (as defined below);

  •
  (i) the representation and warranty of the Company relating to the absence of any Company Material Adverse Effect is not true and correct as of the date of the Merger Agreement, (ii) any of the representations and warranties of the Company relating to corporate existence and power, organizational documents, corporate organization and data integrity is not true and correct in all material respects as of the consummation of the Offer, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), (iii) the representations and warranties of the Company relating to capital structure are not true and correct except for de minimis inaccuracies as of the consummation of the Offer, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), and (iv) each of the other representations and warranties of the Company set forth in the Merger Agreement is not true and correct as of the consummation of the Offer, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than in the case of this clause (iv) for such failures to be true and correct that have not had or would not reasonably be expected to have a Company Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to references to the term "Company Material Adverse Effect" and other qualifications therein based on materiality in such representations and warranties);

  •
  the Company has failed to comply with or perform in all material respects all covenants, obligations and agreements to be complied with or performed by it as of such time under the Merger Agreement;

  •
  the Company has failed to deliver to Parent and Purchaser a certificate signed by an officer of the Company, dated as of the date of the Offer Expiration Time, certifying that the Offer Conditions specified in the preceding three bullets have been satisfied; or

  •
  the Merger Agreement has been terminated in accordance with its terms.

        See Section 14—"Conditions of the Offer."

        Subject to the terms of the Merger Agreement, Purchaser may, at any time and from time to time prior to the Offer Expiration Time, increase the Offer Price, waive any Offer Conditions or make any other changes to the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement, except that, without the consent of the Company, Purchaser may not:

  •
  reduce the number of Shares subject to the Offer;

  •
  reduce the Offer Price;

  •
  directly or indirectly amend, modify, supplement or waive the Minimum Tender Condition or the Offer Condition that the Merger Agreement shall not have been terminated in accordance with its terms (the "Termination Condition").

  •
  add to or directly or indirectly amend, modify or supplement any Offer Condition;

  •
  except as otherwise provided in the Merger Agreement, extend or otherwise change the Offer Expiration Time;

  •
  directly or indirectly amend, modify or supplement any other term of the Offer in any individual case in any manner adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent or Purchaser to consummate the Offer;

  •
  extend or otherwise change the Offer Expiration Time, except as expressly required or permitted by the Merger Agreement;

  •
  change the form of consideration payable in the Offer; or

  •
  provide any "subsequent offering period" (or any extension thereof) within the meaning of Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        Subject to Purchaser's obligation to extend the Offer as described above and the limitations on changes to the terms of the Offer described above, if by the Offer Expiration Time, any or all of the Offer Conditions have not been satisfied or waived, Purchaser may, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC:

  (i)
  waive any of the unsatisfied Offer Conditions, other than the Minimum Tender Condition or the Termination Condition, and, subject to complying with the rules and regulations of the SEC applicable to the Offer, accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Offer Expiration Time;

  (ii)
  extend the Offer and, subject to the right of stockholders to withdraw Shares until the Offer Expiration Time, retain the Shares that have been tendered during the period or periods for which the Offer is open or extended;

  (iii)
  amend or make modifications to the Offer; or

  (iv)
  if the Merger Agreement is validly terminated in accordance with its terms, terminate the Offer, not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders.

        If Purchaser is delayed in its payment for Shares or is unable to pay for Shares in the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer and subject to applicable law and the rules and regulations of the SEC, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights." The ability of Purchaser to delay the acceptance for payment of, or payment for, Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited promptly after the termination or withdrawal of the Offer.

        Any extension, amendment or termination of the Offer will be followed promptly by public announcement consistent with the requirements of the SEC, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Offer Expiration Time, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of the Shares). Without limiting the obligation of Purchaser under such rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release via a national news service.

        If Purchaser makes a material change to the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought (discussed below), will depend upon the facts and circumstances, including the materiality of the changed terms or information. We understand the SEC's view to be that an Offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and, if material changes are made with respect to information not materially less significant than the Offer Price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. A change in price or a change in the percentage of securities sought generally requires an Offer to remain open for a minimum of ten business days from the date the change is first published, sent or given to security holders. The requirement to extend an Offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled expiration date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

        The Company has agreed to provide Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating this Offer to Purchase (and related documents) to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by or on behalf of Purchaser to record holders of Shares and will be furnished by or on behalf of Purchaser to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and provided that the Offer has not been terminated as described in Section 1—"Terms of the Offer," Purchaser will accept for payment and promptly pay for all Shares validly tendered prior to the Offer Expiration Time and not properly withdrawn in accordance with Section 4—"Withdrawal Rights." For a description of our rights and obligations to extend or terminate the Offer and not accept for payment or pay for Shares, or to delay acceptance for payment of, or payment for, Shares, see Section 1—"Terms of the Offer."

        In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

  •
  the certificates for the Shares, together with a Letter of Transmittal, properly completed and duly executed (or a manually executed facsimile thereof), with any required signature guarantees; or

  •
  in the case of a transfer effected under the book-entry transfer procedures described in Section 3—"Procedure for Tendering Shares," either a Letter of Transmittal, properly completed and duly executed (or manually executed facsimile thereof), with any required signature guarantees, or an Agent's Message as described in Section 3—"Procedure for Tendering Shares"; and

  •
  any other documents required by the Letter of Transmittal.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives notice to the Depositary of Purchaser's acceptance for payment of the Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on the Offer Price to be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

        If any tendered Shares are not accepted for payment for any reason, certificates representing unpurchased Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at DTC (as defined below), according to the procedures set forth in Section 3—"Procedure for Tendering Shares," the Depositary will notify DTC of Purchaser's decision not to accept the Shares and the Shares will be credited to an account maintained at DTC), promptly after the expiration or termination of the Offer.

        If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares in the Offer, then, without prejudice to Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act) the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 4—"Withdrawal Rights." See Section 15—"Certain Legal Matters."

3.  Procedure for Tendering Shares

        Valid Tender.    A stockholder must follow one of the following procedures to validly tender Shares in the Offer:

  •
  for Shares held as certificates, the certificates for tendered Shares, a Letter of Transmittal, properly completed and duly executed (or manually executed facsimile thereof), with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Offer Expiration Time;

  •
  for Shares held in book-entry form, either a Letter of Transmittal, properly completed and duly executed (or manually executed facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under "—Book-Entry Transfer," in each case prior to the Offer Expiration Time; or

  •
  the tendering stockholder must comply with the guaranteed delivery procedures described below under "—Guaranteed Delivery" prior to the Offer Expiration Time.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through The Depositary Trust Company ("DTC"), is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Transfer.    The Depositary has agreed to take steps to establish and, subject to such establishments, maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of Shares by causing DTC to transfer the Shares into the Depositary's account in accordance with DTC's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at DTC, the properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), with any required signature guarantees, or an Agent's

Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Offer Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures described under "—Guaranteed Delivery" for a valid tender of Shares by book-entry transfer.

        The term "Agent's Message" means a message, transmitted through electronic means by DTC in accordance with the normal procedures of DTC and the Depositary, to, and received by, the Depositary, which states that DTC has received an express acknowledgment from the participant tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant. The term "Agent's Message" also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office. For Shares to be validly tendered during any subsequent offering period, the tendering stockholder must comply with the foregoing procedures, except that the required documents and certificates must be received before the expiration of the subsequent offering period.

        Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Depositary.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal:

  •
  if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in DTC's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

  •
  if Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions").

        In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If a Share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or mailed, or a Share certificate not tendered or not accepted for payment is to be returned, to a person other than the registered holder of the address of record of the certificates surrendered, then the tendered Share certificate must be properly endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share certificate, with the signature or signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares in the Offer and the Share certificates and all other required documents cannot be delivered to the Depositary prior to the Offer Expiration Time, if the procedure for delivery by book-entry transfer cannot be completed prior to the Offer Expiration Time, or if time will not permit all required documents to reach the Depositary prior to the Offer Expiration Time, the stockholder's tender may still be effected if all the following conditions are met:

  •
  the tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Offer Expiration Time; and

  •
  the Share certificates, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message if submitted in lieu of a Letter of Transmittal), and any other documents required by the Letter of Transmittal, are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within two Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which quotations are available for shares listed on Nasdaq.

        The Notice of Guaranteed Delivery may be delivered by courier or transmitted by telegram, facsimile transmission or mail (or if sent by DTC, a message transmitted through electronic means in accordance with the usual procedures of DTC and the Depositary; provided, however, that if the notice is sent by DTC through electronic means, it must state that DTC has received an express acknowledgment from the participant on whose behalf the notice is given that the participant has received and agrees to become bound by the form of the notice) to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery made available by Purchaser.

        Other Requirements.    Payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

  •
  Share certificates;

  •
  properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message if submitted in lieu of a Letter of Transmittal); and

  •
  any other documents required by the Letter of Transmittal.

        Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment.

        Appointment as Proxy.    By executing the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent's Message if submitted in lieu of a Letter of Transmittal), the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's agents and attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). When the appointment of the proxy becomes effective, the designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights. Purchaser reserves the right to require that, for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company stockholders.

        Company Stock Options and Restricted Shares.    The Offer is only for the outstanding Shares and not for any Company stock options, restricted shares or other rights to acquire Shares. See Section 13—"The Merger Agreement; Other Agreements" for a description of the treatment of the Company's stock options and restricted shares in the Merger.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including questions as to the proper completion or execution of any Letter of Transmittal, Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any Share certificates, will be resolved by Purchaser, in its reasonable discretion, whose determination will be final and binding. Purchaser will have the absolute right to determine whether to reject any or all tenders not in proper or complete form or to waive any irregularities or conditions, and Purchaser's interpretation of the Offer, the Offer to Purchase, the Letter of Transmittal and the instructions thereto and the Notice of Guaranteed Delivery (including the determination of whether any tender is complete and proper) will be final and binding. Notwithstanding the foregoing, stockholders of the Company may challenge a determination made by Purchaser in a court of competent jurisdiction and a final, non-appealable order or judgment of a court of competent jurisdiction will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent, the Company or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.

        Backup Withholding.    Backup withholding of U.S. federal income tax will apply to payments made in the Offer to each holder of Shares unless (i) the applicable tendering U.S. holder completes and returns the Internal Revenue Service ("IRS") Form W-9 included in the Letter of Transmittal certifying, among other things, that such U.S. holder is not subject to backup withholding or (ii) the applicable non-U.S. holder completes and submits an IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8), which can be obtained from the Depositary or at www.irs.gov. For an explanation of the terms "U.S. holder" and "non-U.S. holder" and a more detailed discussion of backup withholding, see Section 5—"Certain U.S. Federal Income Tax Consequences."

        Tender Constitutes Binding Agreement.    Purchaser's acceptance for payment of Shares validly tendered according to any of the procedures described above and in the Instructions to the Letter of Transmittal will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment).

4.  Withdrawal Rights

        Except as provided in this Section 4, or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time prior to the Offer Expiration Time and, unless accepted for payment and paid for by Purchaser in the Offer, may also be withdrawn at any time after February 3, 2020, pursuant to Section 14(d)(5) of the Exchange Act.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered according to the procedures for book-entry transfer as set forth in Section 3—"Procedure for Tendering Shares," any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with DTC's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3—"Procedure for Tendering Shares" at any time prior to the Offer Expiration Time.

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its reasonable discretion, which determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent, the Company or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Notwithstanding the foregoing, stockholders of the Company may challenge a determination made by Purchaser in a court of competent jurisdiction and a final, non-appealable order or judgment of a court of competent jurisdiction will be final and binding on all parties.

        The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5.  Certain U.S. Federal Income Tax Consequences

        The following discussion summarizes the material U.S. federal income tax consequences expected to result to the holders of Shares upon the tender of Shares for cash pursuant to the Offer or converted to cash in the Merger. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws, U.S. federal estate or gift tax laws or the Medicare tax on net investment income. This discussion is based on the United States Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, all as in effect as of the date of this Offer to Purchase. These laws and authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.

        This discussion is limited to holders who hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder's particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including without limitation, certain former citizens or long-term residents of the United States, partnerships and other pass-through entities and investors therein, U.S. holders who hold their Shares through "controlled foreign corporations" or "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, and persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment. This discussion also does not address the U.S. federal income tax consequence to holders of Shares who acquired their Shares through stock option or stock purchase plan programs or in other compensatory arrangements, or those who exercise appraisal rights under the DGCL.

        WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE OFFER AND THE MERGER IN RESPECT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

        As used in this discussion, a "U.S. holder" is any beneficial owner of Shares that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen of the United States;

  •
  an individual who is a resident of the United States, which generally refers to a non-U.S. individual who (i) is a lawful permanent resident of the United States, (ii) is present in the United States for, or in excess of, certain periods of time or (iii) makes a valid election to be treated as a U.S. resident;

  •
  a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) or (ii) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

        A "non-U.S. holder" is any beneficial owner of Shares (i) that is not a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes), and (ii) that is not a U.S. holder for U.S. federal income tax purposes.

U.S. Holders

        Effect of the Offer and the Merger.    The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for Shares in the Offer or the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder's adjusted tax basis in the applicable Shares, determined on a per share basis. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. Short-term capital gains are taxed at rates applicable to ordinary income. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Shares at different times or at different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger. Each U.S. holder should consult such U.S. holder's tax advisors regarding the manner in which any cash received pursuant to the Offer or the Merger should be allocated among the U.S. holder's respective different blocks of Shares.

        Information Reporting and Backup Withholding.    Payments made to U.S. holders in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 24%). To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return the IRS Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person, the taxpayer identification number provided by such holder is correct, and that such holder is not subject to backup withholding. Certain holders (such as corporations) may not be subject to backup withholding. Backup withholding is not an additional tax and may be refunded or credited against the applicable holder's U.S. federal income tax liability, provided that, such holder timely furnishes the required information to the IRS.

Non-U.S. Holders

        Effect of the Offer and the Merger.    A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash for Shares in the Offer or the Merger unless:

  •
  the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met; or

  •
  the gain is effectively connected with the holder's conduct of a trade or business in the United States, and, if required by an applicable tax treaty, is also attributable to a permanent establishment maintained by the holder in the United States.

        Gains described in the first bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or applicable lower treaty rate), but may be offset by U.S. source capital losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States. Non-U.S. holders that are corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate) on such effectively connected gains, as adjusted for certain items. Non-U.S. holders are urged to consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

        A non-U.S. holder should be aware that any gain realized upon the disposition of Shares in the Offer or the Merger also may be subject to U.S. federal income tax if, for such purposes, the Shares constitute a U.S. real property interest because the Company was a U.S. real property holding corporation (a "USRPHC") at any time within the shorter of the five-year period ending on the date of such disposition or such holder's holding period. In general, a corporation is a USRPHC if the fair market value of its "United States real property interests" (as defined in the Code and applicable Treasury Regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. There can be no assurance that the Company has not been, does not currently constitute or will not become a USRPHC. However, since the Shares are regularly traded on an established securities market (within the meaning of applicable Treasury Regulations), if the Company is a USRPHC with respect to a non-U.S. holder, that non-U.S. holder's Shares will be treated as U.S. real property interests only if that non-U.S. holder owned (actually or constructively) during the relevant statutory period more than five percent of the Shares. Non-U.S. holders who have owned (actually or constructively) more than five percent of the Shares should consult their tax advisors regarding the U.S. federal income tax consequences of the Offer and the Merger. Pursuant to the Company's prospectus supplement on Form 424B5, dated as of June 26, 2019, the Company did not believe it was a USRPHC as of such date.

        Information Reporting and Backup Withholding.    Payments made to non-U.S. holders in the Offer and the Merger may be subject to information reporting and backup withholding (currently at a rate of 24%). Non-U.S. holders can avoid backup withholding by providing the Depositary with a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) certifying the holder's non-U.S. status or by otherwise establishing an exemption from backup withholding. Backup withholding is not an additional tax and may be refunded or credited against the applicable holder's U.S. federal income tax liability, if any, provided that such holder timely furnishes the required information to the IRS.

6.  Price Range of the Shares; Dividends on the Shares

        The Shares are listed and traded on Nasdaq under the symbol "MDCO." The following table sets forth, for each of the periods indicated, the high and low reported sales price for the Shares on Nasdaq, based on published financial sources.

	High	Low
Fiscal Year Ended December 31, 2017
First Quarter	$55.28	$32.61
Second Quarter	$55.95	$36.91
Third Quarter	$43.79	$32.39
Fourth Quarter	$39.44	$25.40
Fiscal Year Ended December 31, 2018
First Quarter	$35.91	$24.45
Second Quarter	$37.91	$27.30
Third Quarter	$41.57	$28.93
Fourth Quarter	$32.31	$16.69
Fiscal Year Ending December 31, 2019
First Quarter	$29.16	$17.80
Second Quarter	$37.75	$26.93
Third Quarter	$51.93	$31.15
Fourth Quarter (through December 4, 2019)	$84.30	$48.08

        On November 18, 2019, the last full trading day before media speculation of a potential acquisition of the Company by Parent, the closing price of the Shares reported on Nasdaq was $58.65 per Share. On November 22, 2019, the last full trading day before public announcement of the execution of the Merger Agreement, the closing price reported on Nasdaq was $68.55 per Share. On December 4, 2019, the last full trading day before the commencement of the Offer, the closing price reported on Nasdaq was $84.07 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

        Purchaser has been advised that the Company has never declared or paid a cash dividend with respect to the Shares. The Merger Agreement provides that, without Parent's written consent, from the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement or the Effective Time, the Company may not declare, set aside or pay any dividend or make any other distribution in respect of its capital stock.

7.  Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration

        Market for the Shares.    If the Offer is completed and we accordingly acquire a number of Shares that satisfies the Minimum Tender Condition and the other conditions to the Merger are satisfied or waived, then, in accordance with the terms of the Merger Agreement, we will effect the Merger as promptly as practicable following, and on the same day as, consummation of the Offer without a vote or any further action by the stockholders of the Company pursuant to Section 251(h) of the DGCL. As a result of the Merger, there will be no public or other market for the Shares.

        NASDAQ Listing.    Immediately following the Merger, the Shares will no longer meet the requirements for continued listing on Nasdaq because there will be only one stockholder of the Company. Immediately following the consummation of the Merger we intend and will cause the surviving corporation to delist the Shares from Nasdaq.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Registration of the Shares may be terminated by application of the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares.

We intend to have the Company apply for termination of registration of the Shares under the Exchange Act as soon as practicable after the completion of the Merger.

8.  Certain Information Concerning the Company

        The Company.    The Medicines Company (NASDAQ: MDCO) is a publicly traded Delaware corporation with its principal executive offices at 8 Sylvan Way, Parsippany, New Jersey, 07054. The telephone number of the Company at its executive offices is (973) 290-6000.

        According to a business description provided by the Company, The Medicines Company is a biopharmaceutical company driven by its purpose to solve major medical, societal and economic challenges in healthcare. It has a singular focus on one of the greatest global healthcare challenges and burdens—that presented by cardiovascular disease, which remains the number one cause of death in the United States and worldwide. The leading cause of cardiovascular disease morbidity and mortality is atherosclerotic cardiovascular disease, or ASCVD. The Company takes on that challenge by developing inclisiran, the investigational RNA interference, or RNAi, therapeutic, that specifically inhibits production of proprotein convertase subtilisin/kexin type 9, or PCSK9, a key protein that controls LDL-cholesterol, or LDL-C, levels. The Company believes inclisiran is uniquely suited to make a significant difference reducing risk in ASCVD. It has the right to develop, manufacture and commercialize inclisiran under its collaboration agreement with Alnylam Pharmaceuticals, Inc., or Alnylam.

        Inclisiran is a subcutaneously administered small interfering RNA, or siRNA, that prevents the production of PCSK9 and is being developed as a potential treatment for hypercholesterolemia. siRNA therapy harnesses a natural mechanism called RNAi. The Company obtained global rights to this product candidate under a license and collaboration agreement that it entered into with Alnylam in February 2013 to develop, manufacture and commercialize RNAi therapeutics targeting the PCSK9 gene for the treatment of hypercholesterolemia and other human diseases. RNAi is a natural mechanism within cells to selectively prevent the production of specific proteins. PCSK9 is a protein involved in the regulation of low-density lipoprotein, or LDL, receptor levels on cells in the liver (hepatocytes) responsible for cholesterol clearance. Inclisiran prevents the production of PCSK9 and lowers LDL-C levels. PCSK9, a member of the serine protease family, plays a key role in controlling the levels of LDL receptors on the surface of certain liver cells called hepatocytes. PCSK9 is expressed and secreted into the bloodstream predominantly by the liver, binds LDL receptors both intracellularly and extracellularly and promotes the lysosomal degradation of these receptors in hepatocytes. By reducing the available LDL receptor pool on the surface of hepatocytes, PCSK9 increases circulating LDL-C levels. People with naturally occurring variants in the PCSK9 gene and consequently lower PCSK9 protein activity have reduced serum LDL-C levels and lower risk for coronary heart disease, with no apparent negative health consequences. RNAi, is a natural process within cells to prevent the production of specific proteins and represents a promising aspect of biology and drug development today. Its discovery was recognized with the award of the 2006 Nobel Prize for Physiology or Medicine. siRNAs are the molecules that mediate RNAi within cells, and siRNA therapies such as inclisiran harness the natural RNAi process. siRNAs function upstream of today's medicines by targeting the root cause of diseases. This approach has the potential to transform the care of patients.

        Under its global license and collaboration agreement with Alnylam, the Company and Alnylam initially collaborated on the development of inclisiran and ALN-PCS02, an intravenously administered earlier siRNA therapy. Alnylam was responsible for the development of these product candidates until Phase 1 was completed. The Company has assumed the responsibility for the further development and commercialization of all product candidates under its agreement with Alnylam. In October 2013, the Company and Alnylam selected a lead subcutaneously administered development candidate, now referred to as inclisiran, for development for the potential to lower LDL-C. In December 2014, under the terms of the Company's agreement with Alnylam, Alnylam initiated a Phase 1 clinical trial of inclisiran in the United Kingdom. Data from the Phase 1 trial was presented at the European Society of Cardiology meeting in August 2015 and at the American Heart Association meeting in November 2015, and was published in the New England Journal of Medicine.

        Available Information.    The Company is subject to the filing requirements of the Exchange Act and is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their compensation, options, stock appreciation rights, performance awards, deferred stock and restricted stock granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. The Company's filings are also available to the public on the SEC's internet site (http://www.sec.gov).

        Certain Projections.    The Company has provided its board of directors and financial advisors with selected unaudited financial information concerning the Company. Such information was not provided to Parent, but is described in the Company's Schedule 14D-9, which is being filed with the SEC on the date of this Offer to Purchase and is being mailed to the Company's stockholders together with this Offer to Purchase. The Company's stockholders are urged to, and should, carefully read the Schedule 14D-9.

        Sources of Information.    Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been furnished by the Company or its representatives or taken from or based upon publicly available documents and records on file with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and other public sources. The information concerning the Company taken or derived from such documents and records is qualified in its entirety by reference to the Company's public filings with the SEC (which may be obtained and inspected as described above) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information.

9.  Certain Information Concerning Parent and Purchaser

        Parent.    Parent was incorporated on February 29, 1996 under the laws of Switzerland as a stock corporation (Aktiengesellschaft) with an indefinite duration. On December 20, 1996, the predecessor companies of Parent, Ciba-Geigy and Sandoz, merged into this new entity, creating the Novartis Group (the "Novartis Group"). Parent is domiciled in and governed by the laws of Switzerland. Its registered office is located at Lichtstrasse 35, CH-4056 Basel, Switzerland, and its telephone number is +41-61-324-1111. The following description of Parent and its business is qualified in its entirety by reference to Parent's Annual Report on Form 20-F for the fiscal year ended December 31, 2018 and its Registration Statement on Form F-4 filed with the SEC on December 23, 2010, as amended.

        The Novartis Group is a multinational group of companies specializing in the research, development, manufacturing and marketing of a broad range of healthcare products led by innovative pharmaceuticals and also including high-quality generic pharmaceuticals. Parent is the Novartis Group's Swiss holding company and owns, directly or indirectly, all of the Novartis Group's significant operating companies.

        The Novartis Group provides healthcare solutions that address the evolving needs of patients and societies worldwide. Its broad portfolio includes innovative pharmaceuticals, oncology medicines, and generic and biosimilar medicines. The Novartis Group's continuing operations comprise two global operating divisions, Innovative Medicines and Sandoz, which are further described below:

  •
  Innovative Medicines: Innovative patent-protected prescription medicines.

  •
  Sandoz: Generic pharmaceuticals and biosimilars.

        In addition, these divisions are supported by the following cross-divisional organizational units: Novartis Institutes for BioMedical Research, Global Drug Development, Novartis Technical Operations and Novartis Business Services.

        Alcon (surgical and vision care products), a former global operating division of Parent, was spun off from Parent on April 9, 2019.

        Parent's shares are listed in Switzerland on the SIX Swiss Exchange under the symbol "NOVN," and Parent's American Depositary Shares, each of which represents one Parent share and is evidenced by an American Depositary Receipt, are traded on the New York Stock Exchange under the symbol "NVS."

        Purchaser.    Purchaser is a Delaware corporation that was recently formed by Parent to effect the Offer and the Merger. Purchaser is an indirect wholly owned subsidiary of Parent. Until immediately before the time Purchaser purchases Shares in the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger. Purchaser's principal executive office is located at: One Health Plaza, East Hanover, NJ 07936. The telephone number at that office is +1 862 778 8300.

        The name, citizenship, business address, current principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent and Purchaser are set forth in Schedule I hereto.

        Except as described in this Offer to Purchase or Schedule I to this Offer to Purchase, none of Parent, Purchaser, or, to their knowledge, any of the persons listed in Schedule I or any associate or other majority-owned subsidiary of Parent or Purchaser or of any of the persons so listed, (i) beneficially owns or has a right to acquire any Shares or any other equity securities of the Company or (ii) has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days.

        Except as set forth in this Offer to Purchase, none of Parent, Purchaser, or, to their knowledge, any of the persons listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years there have been no negotiations, transactions or material contacts between Parent or any of its subsidiaries (including Purchaser) or, to their knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of Parent, Purchaser or, to their knowledge, any of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Parent, Purchaser or, to their knowledge, any of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to

Purchase forms a part, and exhibits to the Schedule TO. Parent is required to file or furnish reports and other information with the SEC under the Exchange Act. As a foreign private issuer, Parent is exempt from the rules under the Exchange Act prescribing the form and content of proxy statements, and its officers, directors and principal stockholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. The Schedule TO and the exhibits thereto, and such reports and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Parent's filings are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213.

10.  Source and Amount of Funds

        The Offer and the Merger are not subject to any financing condition. Parent and Purchaser estimate that the total funds required to complete the Offer and the Merger will be approximately $9.7 billion plus any related transaction fees and expenses. Purchaser will acquire these funds from Parent, which intends to provide the funds out of available cash and short- and long-term borrowing. Because the only consideration to be paid in the Offer and the Merger is cash, the Offer involves the purchase of all outstanding Shares and there is no financing condition to the completion of the Offer, we believe that the financial condition of Purchaser and Parent is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.

11.  Background of the Offer; Past Contacts, Negotiations and Transactions

        From time to time in the ordinary course of its business, Parent evaluates various business opportunities in an effort to enhance shareholder value and to complement its existing businesses.

        In January 2019, the Company's Chief Executive Officer, Mark Timney, contacted Paul Hudson, the then-CEO of Parent's Pharmaceuticals division, to discuss Parent's potential interest in a partnership with the Company relating to inclisiran; however, Mr. Hudson indicated that Parent was not interested in pursuing such a transaction with the Company at such time.

        On May 18, 2019, the Company announced positive results for its ORION-3 study open-label extension study of the Phase 2 ORION-1 trial to assess the efficacy, safety and tolerability of long-term dosing of inclisiran, which results were presented that day at the National Lipid Association ("NLA") Scientific Sessions in Miami, Florida. The opening Share price on the following trading day was $35.00, approximately 6.1% above the closing Share price of $32.99 of the previous trading day. Mr. Timney sent Mr. Hudson an email on May 20, 2019, with the data from the ORION-3 study open-label extension study that had been presented at the NLA Scientific Sessions.

        On May 29, 2019, Mr. Neil Johnston, Parent's Global Head of Business Development & Licensing, sent Mr. Timney an email in response to Mr. Timney's email of May 20, 2019, to thank him for the email and inform him of Parent's interest in engaging in discussions with the Company regarding the potential strategic fit of inclisiran with Parent's Cardiovascular, Renal & Metabolic portfolio and potential partnering activities relating to inclisiran. In his email, Mr. Johnston introduced Ms. Alette Verbeek, Parent's Global Head of Business Development & Licensing, Cardiovascular, Renal & Metabolic, to Mr. Timney. Mr. Timney did not respond to the email.

        On August 7, 2019, Ms. Verbeek sent an email to Mr. Timney to inquire again about engaging in discussions regarding inclisiran and Parent's potential interest in partnering activities with the Company, following which Mr. Timney introduced Ms. Verbeek to Mr. Whit Bernard, the Company's Senior Vice President of Commercial Strategy and Business Development.

        On August 12, 2019, Ms. Verbeek and Mr. Timney had a telephonic discussion regarding the opportunity and process for potential partnering with the Company and the entry into a Confidential Disclosure Agreement (the "CDA") between the parties. The Company provided Parent with an initial draft of the CDA on August 13, 2019, and the parties negotiated the terms of the CDA over the course of the following week. The CDA was fully executed on August 21, 2019.

        A telephonic meeting with Parent's and the Company's respective functional area experts was held on August 26, 2019 to discuss inclisiran, and on such call, Parent received a clinical overview of inclisiran and the parties discussed manufacturing, commercialization and potential market access matters with respect to inclisiran.

        Also on August 26, 2019, the Company announced positive topline results from its Phase 3 ORION-11 clinical trial of inclisiran. The closing Share price of $39.85 on such date was approximately 13.8% above the closing Share price of $35.03 of the previous trading day.

        On September 1, 2019, while attending the European Society of Cardiology's ESC Congress in Paris, France, Mr. Timney and other members of the Company's management team met with members of Parent's Cardiovascular, Renal & Metabolic and Business Development & Licensing teams to discuss the clinical and commercialization potential of inclisiran.

        On September 2, 2019, the Company presented the full study results from its Phase 3 ORION-11 clinical trial of inclisiran at the ESC Congress. The opening Share price on the following trading day was $46.15, approximately 10.0% above the closing Share price of $41.96 of the previous trading day.

        On September 3, 2019, representatives of senior management of the Company met with representatives of Parent, including members of senior management of Parent's Cardiovascular, Renal & Metabolic franchise and Ms. Marie-France Tschudin, President of Parent's Pharmaceuticals division, to discuss the ORION-11 study results, commercialization matters with respect to inclisiran and whether the Company had plans to seek a partnering or other potential transaction involving the Company. Representatives of the Company indicated at such meeting that the Company had received many in-bound requests from other potential partners and that they would be prepared to consider a proposal from Parent.

        On September 6, 2019, members of the management teams of the Company and Parent had a telephonic discussion regarding commercialization and market access matters with respect to inclisiran.

        On September 13, 2019, Ms. Verbeek sent an email to Mr. Bernard requesting the Company share certain additional scientific details regarding inclisiran, which the Company provided to Ms. Verbeek and Mr. Peter Louwagie, Parent's Deputy Head of M&A.

        On September 16, 2019, Dr. Vas Narasimhan, Parent's Chief Executive Officer, and Mr. Nigel Sheail, Parent's Global Head of Mergers & Acquisitions and Business Development & Licensing, had a telephonic conversation with Mr. Timney and provided a non-binding offer to acquire the Company at a price of $74.03 per Share, which price represented an approximately 52.0% premium to the $48.70 closing Share price on such date. Mr. Louwagie subsequently sent to Mr. Timney by email a letter setting out the non-binding offer. Mr. Timney confirmed receipt of the non-binding offer by email that day. On September 18, 2019, Ms. Tschudin called Mr. Timney to reiterate Parent's interest in acquiring the Company and to request next steps from the Company with respect to a potential transaction.

        On September 25, 2019, the Company announced positive topline results for its Phase 3 ORION-9 and ORION-10 studies of inclisiran. The opening Share price on the following trading day was $49.42, approximately 4.8% above the closing Share price of $47.14 of the previous trading day. On September 26, 2019, Ms. Tschudin sent Mr. Timney a congratulatory email with respect to the study results.

        On October 1, 2019, Mr. Sheail sent an email to Mr. Timney to request a process update with respect to a potential transaction. On October 7, Mr. Timney called Ms. Tschudin and Mr. Sheail to inform them that there had been significant recent in-bound interest from third parties with respect to a potential transaction involving the Company. Mr. Timney also provided feedback from the Company's board of directors on Parent's non-binding offer submitted on September 16 and relayed the Company's proposed process for a potential transaction and next steps for Parent, which included arranging a management meeting for the parties for the following week. Also on October 7, representatives of Goldman, Sachs & Co. LLC ("Goldman Sachs") and J.P. Morgan Securities LLC ("J.P. Morgan"), financial advisors to the Company, called Mr. Sheail to further discuss deal process and to request an amendment to the CDA regarding restrictions around the ability of Parent and its affiliates to engage in discussions with Alnylam Pharmaceuticals, Inc. ("Alnylam"), a collaboration partner of the Company, relating to inclisiran.

        On October 8, 2019, Mr. Louwagie had telephonic discussions with a representative of J.P. Morgan to arrange the management meeting and discuss the amendment to the CDA. On October 10, 2019, the parties executed the amendment to the CDA.

        On October 15, 2019, Goldman Sachs and J.P. Morgan delivered to Parent by email a process letter (the "Process Letter") requesting Parent to submit an indication of interest by November 5, 2019, including a non-binding indication of price and a description of information required by Parent to complete its due diligence review.

        On October 16, 2019, representatives of the management teams of the Company and Parent met in New York at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP ("Paul Weiss"), legal advisors to the Company, where representatives of Company management gave a comprehensive presentation to Parent's representatives on inclisiran and the parties discussed other aspects of the Company's business. Representatives of Bank of America ("Bank of America"), financial advisors to Parent, Goldman Sachs and J.P. Morgan were also present at this meeting.

        On November 1, 2019, Dr. Narasimhan had a telephonic discussion with Mr. Timney regarding next steps on the potential transaction.

        On November 5, 2019, Parent submitted to representatives of Goldman Sachs and J.P. Morgan an indication of interest pursuant to the requirements of the Process Letter, with a non-binding offer price of $85.00 per Share, which price represented an approximately 58.5% premium to the closing Share price of $53.64 on such date.

        On November 6, 2019, representatives of Goldman Sachs and J.P. Morgan called Mr. Sheail and Mr. Louwagie with feedback on Parent's offer and indicated that Parent would be the Company's preferred bidder if Parent would increase its non-binding offer price to $90.00 per Share, which would represent an approximately 68.0% premium to the closing Share price of $53.56 on such date. Mr. Sheail agreed to discuss this request with Parent's management team. Parent's senior management team approved the $90.00 per Share non-binding offer price later that day. Mr. Sheail and Mr. Louwagie promptly communicated by phone the increase of Parent's non-binding offer price to $90.00 per Share to representatives of Goldman Sachs and J.P. Morgan.

        Also on November 6, 2019, representatives of Paul Weiss furnished to Sullivan & Cromwell LLP ("S&C"), legal advisors to Parent, an initial draft of the Merger Agreement. S&C and Paul Weiss had a telephonic discussion that evening to discuss certain matters relating to the potential transaction. The Company also provided representatives of Parent, Bank of America and S&C with access to a virtual data room later that evening.

        On November 8, 2019, Mr. Sheail had telephonic discussions with Mr. Timney regarding a proposed amendment to the License and Collaboration Agreement, dated as of February 3, 2013, by and between Alnylam and the Company (the "Alnylam License Agreement"). Mr. Sheail requested that the Company explore an amendment to the Alnylam License Agreement to address an issue identified by Parent and subsequently sent to Mr. Timney by email proposed language that would be acceptable to Parent. Also on November 8, a representative of S&C called a representative of Paul Weiss to discuss the proposed amendment to the Alnylam License Agreement and the requested outreach to Alnylam in connection therewith. Later that day, Paul Weiss furnished to S&C an initial draft of the Company Disclosure Letter.

        On November 11, 2019, S&C provided an initial mark-up of the Merger Agreement to Paul Weiss. Also on November 11, Mr. Timney called Mr. Sheail to inform him that the Company's board of directors had approved approaching Alnylam with respect to the proposed amendment to the Alnylam License Agreement.

        From November 11 through November 14, 2019, representatives of Parent's senior management attended third party site visits hosted by representatives of the Company at locations in Colorado, California, Italy and India.

        On November 12, 2019, Mr. Timney and Mr. Sheail telephonically discussed certain deal process matters.

        On November 13, 2019, Paul Weiss furnished to S&C a revised draft of the Merger Agreement, and representatives of Parent sent a revised draft of the amendment to the Alnylam License Agreement to the general counsel of the Company.

        Also on November 13, 2019, Mr. Sheail and Mr. Timney had a telephonic discussion regarding the Company's upcoming discussion with Alnylam regarding the proposed amendment to the Alnylam License Agreement, as well as the overall due diligence process and the potential execution and announcement of a definitive Merger Agreement on November 18, 2019.

        On November 14, 2019, representatives of the Company had a call with representatives of Alnylam, with representatives of Parent participating on an anonymous basis, to discuss certain diligence matters. Following such call, Mr. Sheail and Mr. Timney had a further telephonic discussion regarding the matters discussed with Alnylam, and Mr. Sheail expressed that Parent would need additional time to complete its diligence and would not be ready to announce a transaction on November 18.

        On November 15, 2019, S&C furnished to Paul Weiss revised drafts of the Merger Agreement and Company Disclosure Letter, and the Company's general counsel sent to representatives of Parent a revised draft of the amendment to the Alnylam License Agreement. Also on November 15, Mr. Timney informed Mr. Sheail that he had informed the chairman of the Company's board of directors of the proposed change in timing of the transaction announcement. Later on November 15, Mr. Sheail called Mr. Timney to discuss the status of the potential transaction and Parent's continuing interest in the transaction.

        On November 16, 2019, the Company announced detailed results from its Phase 3 ORION-10 clinical study of inclisiran at the American Heart Association ("AHA") Scientific Sessions being held in Philadelphia.

        On November 17, 2019, representatives of management of Parent and the Company engaged in discussions regarding diligence matters. Representatives of Parent also confirmed to the Company's general counsel that the terms of the amendment to the Alnylam Licence Agreement were agreed.

        On November 18, 2019, the Company announced detailed results from its Phase 3 ORION-9 clinical study of inclisiran at the AHA Scientific Sessions. On such date, the Share price increased 12.2% from an opening price of $52.25 to a closing price of $58.65. Later that day, Mr. Sheail and Mr. Timney had a telephonic discussion to discuss the market reaction to the Company's announcement of its ORION-9 and ORION-10 detailed results at the AHA Scientific Sessions, along with the conclusions of Parent's due diligence process. In light of these conclusions, Mr. Sheail informed Mr. Timney that Parent's non-binding offer price would be reduced to $85.00 per Share. Mr. Sheail informed Mr. Timney that such price, which represented an approximately 44.9% premium based on the closing Share price of $58.65 on such date, was Parent's best and final offer price for the Shares, and Mr. Timney agreed to discuss Parent's revised non-binding offer price with the Company's board of directors. Following his discussion with Mr. Timney, Mr. Sheail had a telephonic discussion with representatives of Goldman Sachs and J.P. Morgan to discuss the rationale for the price change.

        On November 19, 2019, representatives of Goldman Sachs and J.P. Morgan called Mr. Sheail to inform him that the Company would accept the revised offer price of $85.00 per Share and to emphasize the Company's desire to announce the transaction quickly. Also on November 19, Bloomberg published a news article stating that the Company had been engaging in discussions with Parent with respect to Parent's potential acquisition of the Company. Following the release of such article, the opening Share price on such day was $73.49, approximately 25.3% above the closing Share price of $58.65 of the previous trading day.

        Later on November 19, 2019, representatives of S&C and Paul Weiss held a telephonic meeting to discuss the remaining key issues in the Merger Agreement, including matters relating to regulatory risk allocation and the amount of the Termination Fee. Several hours after such telephonic meeting, Paul Weiss furnished to S&C revised drafts of the Merger Agreement and Company Disclosure Letter. Mr. Sheail and Mr. Timney also had a call on November 19 to discuss deal status.

        On November 20, 2019, S&C furnished to Paul Weiss a revised draft of the Merger Agreement, which included Parent's proposal on the amount of the Termination Fee. S&C subsequently furnished to Paul Weiss a revised draft of the Company Disclosure Letter on November 21, 2019. Paul Weiss had a telephonic discussion with S&C on November 21 to relay that no open issues remained in the Merger Agreement other than the amount of the Termination Fee. Later on November 21, Paul Weiss furnished to S&C revised drafts of the Merger Agreement, which included the Company's counter-proposal of $290,000,000 with respect to the Termination Fee, and the Company Disclosure Letter.

        On November 22, 2019, Parent accepted the Company's proposed Termination Fee, and S&C furnished to Paul Weiss final drafts of the Merger Agreement and Company Disclosure Letter. Later that day, the Company's board of directors unanimously (i) declared the Merger Agreement and the Transactions, including the Offer and the Merger, advisable and in the best interests of the Company and the Company's stockholders, (ii) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) recommended that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer, (iv) assuming the accuracy of the representations and warranties of Parent and Purchaser in the Merger Agreement relating to ownership of the Shares, agreed to take all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable law with respect to a "moratorium," "control share acquisition," "business combination," "fair price" or other forms of anti-takeover laws or regulations that may purport to be applicable, will not apply to the Company with respect to or as a result of the Merger Agreement or the Transactions and (v) agreed and authorized that the Merger be governed by Section 251(h) of the DGCL and consummated as soon as practicable following the consummation of the Offer. Following the meeting of the Company's board of directors, the Company and Alnylam executed the amendment to the Alnylam License Agreement.

        Paul Weiss subsequently furnished to S&C execution versions of the Merger Agreement and Disclosure Schedules, as well as the executed amendment to the Alnylam License Agreement.

        On November 23, 2019, representatives of Parent's management team reviewed with the Parent's board of directors the terms of the Merger Agreement, and Parent's board of directors unanimously approved the Merger Agreement and the Transactions on such terms and conditions set forth in the Merger Agreement. Promptly thereafter, Dr. Narasimhan and Mr. Sheail called Mr. Timney to inform him of the unanimous approval of the Transactions by Parent's board of directors, and the parties subsequently executed and delivered the Merger Agreement.

        On November 24, 2019, each of Parent and the Company issued a press release announcing the execution of the Merger Agreement.

        On December 5, 2019, Purchaser commenced the Offer, and the Company filed a Schedule 14D-9.

12.  Purpose of the Offer; Plans for the Company

        Purpose of the Offer.    The purpose of the Offer is to enable Parent, through Purchaser, to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected and reduce the time required for stockholders to receive the transaction consideration and to complete the acquisition of the Company. The purpose of the Merger is to acquire all outstanding Shares not purchased in the Offer. The transaction structure includes the Merger to ensure the acquisition of all outstanding Shares.

        If the Merger is completed, Parent will own 100% of the equity interests in the Company and will be entitled to all of the benefits resulting from that interest. These benefits include complete control of the Company and entitlement to any increase in its value. Similarly, Parent would also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

        The Company's stockholders who tender their Shares in the Offer will cease to have any equity interest in the Company and to participate in any future growth in the Company. If the Merger is completed, the current stockholders of the Company will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration according to the Merger Agreement or, to the extent stockholders are entitled to and properly exercise appraisal rights under the DGCL, the amounts to which such stockholders are entitled under the DGCL. See Section 13—"The Merger Agreement; Other Agreements." Similarly, the current stockholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the Merger.

        Plans for the Company.    Except as disclosed in this Offer to Purchase, we do not have any present plan or proposal that would result in the acquisition by any person of additional securities of the Company, the disposition of securities of the Company, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company, or the sale or transfer of a material amount of assets of the Company. After completion of the Offer and the Merger, the Company will be an indirect wholly owned subsidiary of Parent, and the directors of Purchaser immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time will be the directors and officers, respectively, of the Company pursuant to the Merger Agreement. Parent will review the Company's business and operations going forward and will take such actions as it deems appropriate under the circumstances.

13.  The Merger Agreement; Other Agreements

THE MERGER AGREEMENT

        The following summary description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which Purchaser has included as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Parent, Purchaser, the Company or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact, but rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by Parent, Purchaser, the Company or the Company's stockholders. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties, covenants or descriptions were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of Parent, Purchaser, the Company or their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed or may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, the representations, warranties, covenants or descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Parent, its affiliates and the Company publicly file.

The Offer

        Upon the terms and subject to the conditions set forth in the Merger Agreement, Purchaser has agreed to commence a cash tender offer (as promptly as practicable and in no event later than December 5, 2019) for all of the Shares at a purchase price of $85.00 per Share, net to the seller in cash, without interest and subject to any withholding taxes. Purchaser's obligation to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction of the Minimum Tender Condition, and the Termination Condition and the satisfaction or waiver of the other conditions set forth in Section 14—"Conditions of the Offer." Purchaser expressly reserves the right to waive any of the conditions to the Offer (other than the Minimum Tender Condition and the Termination Condition) or modify the terms of the Offer in any manner not inconsistent with the Merger Agreement, except that, without the consent of the Company, it will not, and Parent will not permit Purchaser to:

  •
  reduce the number of Shares subject to the Offer;

  •
  reduce the Offer Price;

  •
  directly or indirectly amend, modify, supplement or waive the Minimum Tender Condition or the Termination Condition;

  •
  add to or directly or indirectly amend, modify or supplement any Offer Condition;

  •
  directly or indirectly amend, modify or supplement any other term of the Offer in any individual case in any manner adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent or Purchaser to consummate the Offer;

  •
  extend or otherwise change the Offer Expiration Time, except as expressly required or permitted by the Merger Agreement;

  •
  change the form of consideration payable in the Offer; or

  •
  provide for any "subsequent offering period" (or any extension thereof) within the meaning of Rule 14d-11 under the Exchange Act.

Extensions of the Offer

        The Merger Agreement requires that Purchaser will, and Parent will cause Purchaser to, extend the Offer (i) if at the then-scheduled Offer Expiration Time, any Offer Condition is not satisfied and has not been waived by Parent or Purchaser (A) on one or more occasions in consecutive increments of up to five business days each (or such longer or shorter period as may be agreed by the parties) or (B) until 11:59 p.m., New York City Time, on the day before the End Date (as defined below) (or such other date and time as the parties may agree) if the then-scheduled Offer Expiration Time is five or less business days before the End Date, and (ii) for any period required by any applicable rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq or as may be necessary to resolve any comments of the SEC or the staff or Nasdaq, in each case, as applicable to the Offer; provided that, without the Company's written consent, Purchaser will not extend the Offer, and without Parent's prior written consent, Purchaser will not be required to extend the Offer, in each case beyond the earlier of the End Date or the valid termination of the Merger Agreement. The initial End Date is February 23, 2020, provided that, the End Date will be automatically extended to August 23, 2020, if on February 23, 2020, all Offer Conditions, other than (i) the Minimum Tender Condition, (ii) the Offer Conditions relating to the expiration or termination of any waiting period (or any extensions thereof) under the HSR Act or the absence of a legal restraint making consummation of the Offer or the Merger illegal or otherwise prohibited or imposing a Substantial Detriment and (iii) those Offer Conditions that by their nature are to be satisfied at the Offer Expiration Time have been satisfied or waived.

        As soon as practicable following the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), Purchaser will merge with and into the Company, and the Company will survive the Merger as an indirect, wholly owned subsidiary of Parent. At the Effective Time, the separate corporate existence of Purchaser will cease and the Company will continue as the surviving corporation in the Merger (the "Surviving Corporation"). At the Effective Time, each Share outstanding immediately prior to the Effective Time (other than (i) Shares that immediately prior to the Effective Time are owned by the Company, Parent, Purchaser, any other wholly owned subsidiary of Parent or any wholly owned subsidiary of the Company or that are held in the Company's treasury and (ii) Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a Company stockholder who is entitled to demand appraisal and who has properly exercised and perfected a demand for appraisal of such shares under Delaware law) will be automatically converted into the right to receive the Offer Price.

        The certificate of incorporation of the Company as in effect immediately prior to the Effective Time will be amended and restated by virtue of the Merger in the form of the certificate of incorporation of Purchaser as in effect immediately prior to the Effective Time and, at the Effective Time, will be the certificate of incorporation of the Surviving Corporation, except that (i) all references to the name, date of incorporation, registered office and registered agent of Purchaser therein may be changed to refer to the name, date of incorporation, registered office and registered agent, respectively, of the Company and (ii) any references naming the incorporator(s), original board of directors or original subscribers for shares of Purchaser may be omitted. The bylaws of Purchaser as in effect immediately prior to the Effective Time will be amended and restated to be in the form of the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that all references therein to Purchaser will be amended to become references to the Surviving Corporation. In addition, the certificate of incorporation and the bylaws of the Surviving Corporation may be further amended to reflect certain indemnification obligations contemplated by the Merger Agreement. The directors of Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in accordance with applicable law or until their earlier death, resignation or removal in accordance with the organizational documents of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in accordance with applicable law or until their earlier death, resignation or removal in accordance with the organizational documents of the Surviving Corporation.

        The Merger Agreement provides the Merger will be effected under Section 251(h) of the DGCL and will be effected without a vote of the Company stockholders.

The Company's Stock Options and Restricted Shares

        Each stock option of the Company, whether vested or unvested, outstanding immediately prior to the consummation of the Offer will become fully vested and be canceled as of immediately prior to, and contingent upon, the Effective Time in exchange for the right to receive a lump sum cash payment equal to (i) the excess, if any, of (A) the Offer Price minus (B) the exercise price payable in respect of each Share issuable under such stock option of the Company, multiplied by (ii) the number of Shares issuable under such stock option of the Company immediately prior to the Effective Time, minus (iii) applicable tax withholding.

        Each restricted share of the Company outstanding immediately prior to the consummation of the Offer will automatically become fully vested as of immediately prior to, and contingent upon, the Effective Time, and will be treated the same as other Shares of the Company in connection with the Merger, as set forth above in Section 13—"The Merger Agreement; Other Agreements."

        The Merger Agreement also provides that, at or prior to the consummation of the Offer, the Company, the board of directors of the Company and its compensation committee, as applicable, will adopt any resolutions and take any actions that are necessary to effectuate this treatment of the Company's stock options and restricted shares, and to ensure that following the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any person pursuant to or in settlement of stock options or restricted shares of the Company.

Employee Stock Purchase Plan

        Pursuant to the Merger Agreement, the Company is required to take all reasonable actions, including adopting any necessary resolution, to (i) terminate the Company's 2010 Employee Stock Purchase Plan, which we refer to as the ESPP, as of immediately prior to the closing date of the Merger (the "Closing Date"), (ii) ensure that no offering period under the ESPP will commence on or after the date of the Merger Agreement, (iii) if the Effective Time occurs prior to the end of any offering period in existence under the ESPP on the date of the Merger Agreement, cause a new exercise date to be set under the ESPP that is ten business days prior to the initial Offer Expiration Time for the automatic exercise of ESPP options on such date, (iv) prohibit participants in the ESPP from altering their payroll deductions from those in effect on the date of the Merger Agreement (other than to discontinue their participation in the ESPP in accordance with the terms and conditions of the ESPP) and (v) provide that the amount of the accumulated contributions of each participant under the ESPP as of immediately prior to the Offer Expiration Time will, to the extent not used to purchase Shares in accordance with the terms and conditions of the ESPP (as amended pursuant to the Merger Agreement), be refunded to such participant as promptly as practicable following the Effective Time (without interest).

Representations and Warranties

        In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or the confidential disclosure letter that the Company delivered to Parent and Purchaser in connection with the execution and delivery of the Merger Agreement. These representations and warranties relate to, among other things:

  •
  corporate matters, such as organization and qualification, organizational documents, standing, power and authority to enter into the Merger Agreement;

  •
  enforceability of the Merger Agreement;

  •
  governmental authorization;

  •
  required consents and approvals and no violations of organizational documents or applicable law;

  •
  capital structure;

  •
  subsidiaries and other equity interests;

  •
  SEC filings, financial statements and internal controls;

  •
  information to be included in the Offer documents and Schedule 14D-9;

  •
  absence of certain changes;

  •
  absence of undisclosed liabilities;

  •
  litigation;

  •
  compliance with laws;

  •
  anticorruption matters;

  •
  specified contracts;

  •
  taxes;

  •
  employee benefit plans;

  •
  labor and employment matters;

  •
  insurance policies;

  •
  environmental matters;

  •
  intellectual property;

  •
  real property;

  •
  healthcare regulatory matters;

  •
  sanctions laws;

  •
  critical technology;

  •
  interested party transactions;

  •
  brokers' fees; and

  •
  opinions of financial advisors.

        In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to the Company that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

  •
  corporate matters, such as organization and qualification, organizational documents, standing, power and authority to enter into the Merger Agreement;

  •
  governmental authorization;

  •
  required consents and approvals and no violations of organizational documents or applicable law;

  •
  Purchaser's organization and capital structure;

  •
  required approval of Parent;

  •
  information to be included in the Offer documents or Schedule 14D-9;

  •
  litigation;

  •
  availability of funds;

  •
  ownership of securities of the Company; and

  •
  broker's fees.

        The representations and warranties of each of Parent, Purchaser and the Company will not survive consummation of the Merger.

Company Material Adverse Effect

        Several of the Company's representations and warranties, as well as certain closing conditions, contained in the Merger Agreement refer to the concept of "Company Material Adverse Effect."

        For purposes of the Merger Agreement, a "Company Material Adverse Effect" means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect (each an "Effect") that, individually or in the aggregate, (i) has a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) prevents, materially impairs or materially delays the consummation of the Transactions on a timely basis and in any event on or before the End Date; provided, however, that with respect to clause (i) only, no Effect to the extent relating to or resulting or arising from any of the following will be deemed to constitute or will be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect:

  •
  general economic, regulatory, political, business, financial or market conditions (including the credit, debt, financial or capital markets or in interest or exchange rates), in each case in the United States or elsewhere in the world;

  •
  conditions generally affecting the industries in which the Company and its subsidiaries operate;

  •
  geopolitical conditions, the outbreak, continuation or escalation of military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism)

  •
  any epidemic, plague, or other outbreak of illness or public health event, hurricane, flood, tornado, earthquake or other natural disaster or act of God or changes resulting from weather conditions;

  •
  any failure, in and of itself, of the Company or any of its subsidiaries to meet any internal or external projections or forecasts or any decline in the price of the Shares or other securities of the Company;

  •
  the public announcement or pendency of the Transactions, including its impact on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, Collaboration Partners (as defined in the Merger Agreement), venture partners or employees (provided that, this bullet will not apply with respect to the representations and warranties of the Company set forth in Section 4.03 (Corporate Authorization) or Section 4.05 (Non-Contravention) of the Merger Agreement);

  •
  any changes in applicable laws or GAAP or any other applicable accounting standards (or the interpretation thereof);

  •
  any action required to be taken by the Company pursuant to the terms of the Merger Agreement or at the direction of Parent or Purchaser;

  •
  any breach of the Merger Agreement by Parent or Purchaser;

  •
  any change, event, occurrence or development relating to the products or product candidates of any person other than the Company and its subsidiaries; or

  •
  any determination or development relating to coverage, reimbursement or payor rules or policies applicable to, or pricing of, inclisiran or any products or product candidates of any competitors of the Company (except to the extent that such determination or development results from fraud by the Company or any of its subsidiaries, in which case the Effect of such determination or development, to the extent resulting from fraud by the Company or any of its subsidiaries, may be taken into account in determining the occurrence of a Company Material Adverse Effect), except in the case of the first four bullets and the seventh bullet above, if and only to the extent that such change or event has a disproportionate adverse impact on the Company and its subsidiaries as compared generally to other participants in the industries in which the Company and its subsidiaries operate (in which case such Effect may constitute and be taken into account in determining whether there has been a Company Material Adverse Effect).

Operating Covenants

        Pursuant to the Merger Agreement, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement and the Effective Time, except as (i) disclosed in the confidential disclosure letter that the Company delivered to Parent and Purchaser in connection with the execution of the Merger Agreement, (ii) required by applicable law, (iii) expressly required or permitted by the Merger Agreement, or (iv) undertaken with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and use its respective reasonable best efforts to: (A) preserve intact the material aspects of its business organizations and relationships with third parties; and (B) keep available the services of the officers and key employees of the Company and its subsidiaries.

        In addition, during the same period, except as (i) disclosed in the confidential disclosure letter that the Company delivered to Parent and Purchaser in connection with the execution of the Merger Agreement, (ii) required by applicable law, (iii) expressly required or permitted by the Merger Agreement, or (iv) undertaken with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company will not, and will not permit any of its subsidiaries to, subject to certain exceptions:

  •
  amend the certificate of incorporation, bylaws or other comparable organizational documents of the Company and its subsidiaries (whether by merger, consolidation or otherwise);

  •
  issue, sell, grant, pledge, transfer, lease, dispose of, grant any lien or enter into any contract or other agreement with respect to any securities or other capital stock of the Company or any capital stock of the Company's subsidiaries, or grant any options, warrants, or other rights to acquire or any such capital stock or other interest in or any instrument convertible into or exchangeable or exercisable for any such capital stock or other interest, other than the issuance of Shares (i) upon the exercise of Company stock options outstanding as of the date of the Merger Agreement pursuant to existing Company stock plans or terms of restricted shares of the Company, or issued in accordance with the eighteenth bullet point hereunder; (ii) pursuant to the Company's employee stock purchase plan; (iii) in connection with conversions of any of the convertible senior notes of the Company; or (iv) the grant of regular director compensation in the form of Company equity awards in the ordinary course of business consistent with past practice in accordance with the terms of the Company's board compensation program;

  •
  take any action to exempt any person from, or make any acquisition of securities of the Company by any person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to an Acquisition Proposal (as defined below) or otherwise;

  •
  adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of the Company or any of its subsidiaries, file for bankruptcy under applicable state or federal law, or consent to the filing of any bankruptcy petition against the Company or any of its subsidiaries under any similar applicable law;

  •
  create a subsidiary of the Company or any of the Company's subsidiaries;

  •
  establish a record date for, declare, accrue, set aside or pay any dividends, or make any other distributions on or in respect of (whether in cash, stock, property or otherwise), any of the Company's or its subsidiaries' capital stock or other securities, other than dividends to the Company or from one of the Company's wholly owned subsidiaries;

  •
  redeem, repurchase or otherwise reacquire (or offer to redeem, repurchase or otherwise reacquire), split, combine or reclassify any securities or capital stock or otherwise change the capital structure of the Company or any of its subsidiaries, other than (i) any authorized repurchases of securities or capital stock of the Company or any of its subsidiaries held by officers, employees, independent contractors, consultants or directors of or to the Company or any of its subsidiaries upon termination of such persons' employment or engagement by the Company, (ii) for purposes of effecting a net settlement of any Company stock option in satisfaction of any exercise price or required tax withholdings, or net share withholding in connection with the vesting of any restricted shares of the Company in satisfaction of any required tax withholdings, or (iii) between the Company and one of its wholly owned subsidiaries, or between wholly owned subsidiaries of the Company;

  •
  make any material changes in accounting methods, principles or practices, in each case, except as required by a change in GAAP or required by applicable law;

  •
  other than in the ordinary course of business, (x) accelerate, terminate, cancel, amend in any material respect, grant a waiver of any material right under, any material contract or contract that, if in effect on the date of the Merger Agreement, would have been a material contract or

    (y) enter into a contract that, if in effect on the date of the Merger Agreement, would have been a material contract;

  •
  make any capital expenditure other than capital expenditures that are $1,000,000 or less in the aggregate in any fiscal year and which are incurred in the ordinary course of business consistent with past practice;

  •
  repurchase, prepay, incur, assume or guarantee any indebtedness to another person, issue or sell any debt securities of the Company or any of its subsidiaries or guarantee any debt securities of any other person, other than settlements of any convertible senior notes, transactions between the Company and one of its wholly owned subsidiaries, or borrowings incurred in the ordinary course of business that do not, at any time, exceed $2,000,000 in the aggregate;

  •
  other than permitted liens, grant or suffer to exist any liens on any material properties or assets of the Company or any of its subsidiaries;

  •
  make any capital investment in or loan or advance to, or forgive any loan to, any other person, except for (i) loans, capital contributions, advances or investments between the Company and any wholly owned subsidiary of the Company or between wholly owned Company subsidiaries and (ii) advances to employees and consultants for travel and other business-related expenses in the ordinary course of business consistent with past practices and in compliance with the Company's policies related thereto;

  •
  other than in the ordinary course of business and other than with respect to intellectual property rights of the Company and its subsidiaries, sell, lease, sublease, license, sublicense, abandon, waive, relinquish, transfer, pledge, assign, swap, mortgage, hypothecate or otherwise dispose of any assets, properties or rights that are material to the Company and its subsidiaries, taken as a whole;

  •
  purchase or acquire, directly or indirectly, (i) any corporation, partnership, other business organization or division thereof, or all or substantially all of the assets of any person or (other than reorganizations solely among the Company's wholly owned subsidiaries) or (ii) any assets, real property, securities, properties, interests or business from any person or entity (except for a wholly owned subsidiary of the Company), in each case, other than acquisitions of raw materials, supplies, equipment, inventory and third-party software in the ordinary course of business;

  •
  enter into a new line of business or abandon or discontinue any existing line of business;

  •
  settle, pay, discharge or satisfy (or agree to settle, pay, discharge or satisfy) any civil, criminal, administrative or judicial suit, action, litigation, arbitration or proceeding, other than any settlement, payment, discharge or satisfaction that (i) does not relate to any Transaction litigation and (ii) (A) results solely in a monetary obligation (x) involving only the payment of monies by the Company and/or its subsidiaries of not more than $2,000,000, individually or in the aggregate (excluding any settlements made under the following clause (y)) or (y) results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, the Company or any of its subsidiaries and the payment of monies by the Company and its subsidiaries that are not more than $2,000,000, individually or in the aggregate (not funded by an indemnity obligation or through insurance policies) and (B) does not involve any admission of guilt or impose any restrictions or limitations upon the operations or business of or other conduct remedy or injunctive relief applicable to the Company or any of its subsidiaries, whether before, on or after the Effective Time;

  •
  except as required by applicable law, expressly required or permitted by the Merger Agreement or required by an employee benefit plan of the Company, (i) increase the compensation payable by the Company or any subsidiary to directors, officers, employees, consultants or independent contractors, other than for employees who are not directors or executive officers in the ordinary course of business in connection with the annual merit-based compensation review processes or job promotions that do not exceed 3% individually or in the aggregate, (ii) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Company employee benefit plans, other than amendments made to such plans in the ordinary course of business that do not materially increase costs, (iii) grant or amend any equity or equity-based awards except as required by the Company's Amended and Restated 2004 Stock Incentive Plan or 2013 Stock Incentive Plan, as amended, (iv) hire any officer, employee, independent contractor or consultant, other than individuals with an annual base salary less than $200,000 or (v) other than in the ordinary course of business consistent with past practice for employees who are not directors or executive officers, terminate the employment or services (other than for cause) of any officer, employee, independent contractor or consultant with an annual base salary more than $200,000;

  •
  become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

  •
  sell, license, sublicense, abandon, assign, transfer, create any lien on (other than permitted liens), or otherwise grant any rights under any material intellectual property owned by the Company or its subsidiaries, or exclusively licensed to the Company or its subsidiaries, other than the grant of nonexclusive licenses in the ordinary course of business consistent with past practice;

  •
  make, rescind or change any material tax election, settle or compromise any claim relating to a material amount of taxes, waive or extend the statute of limitations in respect of a material amount of taxes, enter into any closing agreement with respect to a material amount of taxes, amend any tax return relating to a material amount of taxes or make any material change in any of the methods, principles or practices used by it for tax accounting except as required by applicable law;

  •
  enter into any material transaction or contract with any affiliate, holder of 5% or more of the Shares, director or executive officer of the Company or any of its subsidiaries, or enter into any other material transaction or contract with any other person that would be required to be reported by the Company under Item 404 of Regulation S-K under the Exchange Act; or

  •
  authorize, commit or agree to take any of the foregoing actions.

        In addition, to the extent permitted by applicable law, the Company will keep Parent informed on a reasonably current basis of any material developments (including the occurrence of any serious adverse event), discussions or negotiations relating to inclisiran. Without limiting the generality of the foregoing, to the extent permitted by applicable law, the Company will (i) consult with Parent and promptly inform Parent, and provide Parent with a reasonable opportunity to review, as reasonably in advance as practicable under the circumstances, and consider in good faith Parent's comments to or in connection with any material meetings, filings, submissions, correspondence or other activities or communications made by or on behalf of the Company or any of its Company subsidiaries to, between or with the U.S. Food and Drug Administration (the "FDA"), the European Medicines Agency or any other governmental authority performing functions similar to those performed by the FDA relating to inclisiran, and (ii) promptly inform Parent and provide Parent or Purchaser with a reasonable opportunity (but no fewer than five business days) to comment, in each case, prior to making any material change to any study protocol, adding any new trial, making any material change to a manufacturing plan or process, making any material change to a development timeline or initiating, or making any material change to, promotional or marketing materials or activities relating to inclisiran.

No Solicitation

        Pursuant to the Merger Agreement, the Company and its subsidiaries and their respective directors and officers will not, and the Company and its subsidiaries will not, and will not authorize their respective employees, financial advisors, attorneys, accountants (other than independent public accountants), consultants, agents and other authorized representatives to, and will direct them not to:

  •
  initiate, solicit, propose, knowingly induce or knowingly encourage or knowingly facilitate the making of any Acquisition Proposal (as defined below);

  •
  other than informing third parties of the existence of the terms of the no solicitation provision of the Merger Agreement, engage in, continue or otherwise participate in discussions or negotiations with, or furnish any non-public information (or access thereto) concerning the Company or any of its subsidiaries to, any third party in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, an Acquisition Proposal;

  •
  recommend or enter into any contract, letter of intent, acquisition agreement, agreement in principle, memorandum of understanding or similar agreement with respect to any Acquisition Proposal; or

  •
  approve, authorize or agree to do any of the foregoing.

        Notwithstanding anything to the contrary in the Merger Agreement, the Company will be permitted to grant waivers of, and not enforce, any standstill provision or similar provision that has the effect of prohibiting the counterparty thereto from making an Acquisition Proposal to the Company's board of directors, to the extent that the Company's board of directors determines in good faith that the failure to grant such waiver or to not enforce such provision would reasonably be expected to constitute a breach of the fiduciary duties of the Company's board of directors under applicable law.

        The Company and its subsidiaries will, and will direct their respective representatives to:

  •
  cease and cause to be terminated any solicitation and any and all existing discussions or negotiations with any person, corporation or entity conducted with respect to any Acquisition Proposal, or inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal; and

  •
  terminate access by any third party to any physical or electronic data room relating to any potential Acquisition Transaction.

        Notwithstanding anything to the contrary in the Merger Agreement, if prior to the consummation of the Offer, the Company may contact the person making any Acquisition Proposal that did not result from a breach of the non-solicitation provisions described above solely to clarify the terms thereof, so long as the Company promptly provides Parent with a reasonably detailed summary of any such discussion. In addition, in response to a bona fide Acquisition Proposal that the Company receives after the date of the Merger Agreement and that did not result from a material breach of the non-solicitation provisions described above, and the Company's board of directors determines, in good faith, after consultation with outside legal counsel and its financial advisors that such Acquisition Proposal constitutes or could reasonably be expected to lead to, a Superior Proposal (as defined below), then the Company and its representatives may (i) furnish any information with respect to the Company and its subsidiaries to the person making such Acquisition Proposal (and its representatives and financing sources) pursuant to a confidentiality agreement that, subject to certain exceptions, contains confidentiality terms that are, in the aggregate, no less restrictive of the person making such Acquisition Proposal than those contained in the Confidentiality Agreement (as defined below) are of the Company ("Acceptable Confidentiality Agreement"), so long as the Company promptly provides (and in any event within 24 hours after receipt thereof) or has already made available to Parent, any non-public information so furnished to such person or (ii) participate or engage in negotiations or discussions with the person making such Acquisition Proposal and its representatives and financing sources regarding such Acquisition Proposal.

        The Company will promptly (and in any event within 24 hours after receipt thereof) advise Parent of the receipt of any Acquisition Proposal, which notice must include the identity of the person making any such Acquisition Proposal and the material terms and conditions thereof. The Company will keep Parent reasonably informed of the status, material details and material terms of any such Acquisition Proposal and any discussions and negotiations concerning the material terms and conditions thereof and promptly provide to Parent (and in any event no later than 24 hours after receipt or delivery thereof) any written proposal, indication of interest (or amendment thereto) or any other written material that constitutes an Acquisition Proposal (or amendment thereto) including copies of any proposed Alternative Acquisition Agreements (as defined below) and any other material agreements (or drafts thereof) and any financing commitments related thereto.

        "Acquisition Proposal" means any indication of interest, inquiry, offer or proposal, including any amendment or modification to any existing indication of interest, inquiry, offer or proposal (other than, in each case, any indication of interest, inquiry, offer or proposal made or submitted by or on behalf of Parent, Purchaser or one or more of their subsidiaries), relating to an Acquisition Transaction.

        "Acquisition Transaction" means, other than the Transactions, (i) any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or any of its subsidiaries that, if consummated, would result in any person or "group" (as defined in the Exchange Act) owning, directly or indirectly, 20% or more of the total voting power of or any class of equity securities of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity; or (ii) any transaction (including any single- or multi-step transaction) or series of related transactions directly or indirectly involving (A) the acquisition or purchase of 20% or more of the total voting power of or any class of equity securities of the Company, (B) the acquisition or purchase of tangible or intangible assets of the Company and its subsidiaries representing 20% or more of the consolidated total assets (it being understood that total assets include equity securities of subsidiaries) of the Company and its subsidiaries, taken as a whole, or (C) the sale, lease, license, transfer, lapse or abandonment of 20% or more of the total tangible or intangible assets of the Company and its subsidiaries relating to inclisiran or any intellectual property embodied therein or relating thereto.

        "Alternative Acquisition Agreement" means any contract, letter of intent, acquisition agreement, agreement in principle, memorandum of understanding or similar agreement with respect to any Acquisition Proposal, other than an Acceptable Confidentiality Agreement.

        "Intervening Event" means an event, occurrence or fact occurring or arising after the date of the Merger Agreement that was not known to or reasonably foreseeable by the Company's board of directors as of the date of the Merger Agreement (or, if known, the magnitude or consequences of which were not known or reasonably foreseeable by the Company's board of directors as of the date of the Merger Agreement), other than (i) any event, occurrence or fact that relates to an Acquisition Proposal or (ii) changes in the market price of the Shares (however, the underlying causes of any such changes may be taken into account in determining whether an Intervening Event has occurred).

        "Superior Proposal" means a bona fide written Acquisition Proposal (provided that, for this purpose the references to "20%" in the definition of Acquisition Transaction will be deemed to be references to "50%") that did not result from a material breach of the non-solicitation provisions in the Merger Agreement and that the Company's board of directors determines in its good faith judgment (after consultation with its financial advisors and outside legal counsel) (i) is reasonably likely to be consummated in accordance with its terms and (ii) would, if consummated, result in a transaction that is more favorable to the Company's stockholders from a financial point of view than the Transactions.

The Company's Board of Directors Recommendation

        The Company has represented to Parent and Purchaser in the Merger Agreement that the Company's board of directors, at a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present, the Company's board of directors duly and unanimously adopted resolutions:

  •
  declaring the Merger Agreement and the Transactions, including the Offer and the Merger, advisable and in the best interests of the Company and the Company's stockholders;

  •
  approving the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement;

  •
  determining to recommend that the stockholders of the Company (other than Parent and its subsidiaries) accept the Offer and tender their Shares to Purchaser pursuant to the Offer;

  •
  assuming the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 5.10 (Ownership of Company Common Stock) of the Merger Agreement, taking all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable law with respect to a "moratorium," "control share acquisition," "business combination," "fair price" or other forms of anti-takeover laws or regulations that may purport to be applicable, will not apply to the Company with respect to or as a result of the Merger Agreement or the Transactions; and

  •
  agreeing and authorizing that the Merger be governed by Section 251(h) of the DGCL and consummated as soon as practicable following the consummation of the Offer (the "Company Board Recommendation").

        Under the Merger Agreement, neither the Company's board of directors nor any committee thereof will:

  •
  (i) withdraw (or modify, amend or qualify in a manner adverse to Parent or Purchaser), or propose publicly to withdraw (or modify, amend or qualify in a manner adverse to Parent or Purchaser), the Company Board Recommendation, (ii) approve, recommend, or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal or (iii) fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company's stockholders (any action described in this bullet being referred to herein as a "Change in Recommendation"); or

  •
  approve, recommend, declare advisable or enter into any Alternative Acquisition Agreement.

        Notwithstanding the foregoing or anything to the contrary in the Merger Agreement, but subject to the terms described in the "Match Rights" section below, at any time prior to the consummation of the Offer, if the Company's board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties under applicable law, then the Company's board of directors may make a Change in Recommendation in response to a Superior Proposal or an Intervening Event, and in connection with a Superior Proposal, the Company may terminate the Merger Agreement, provided that, immediately before or concurrently with any such termination, the Company pays to Parent the termination fee described in the "—Termination" section below.

        Nothing in the Merger Agreement prevents the Company from: (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (ii) making any "stop, look and listen" communication to the Company's stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; or

(iii) making any disclosure to its stockholders if the Company's board of directors determines, in good faith, after consultation with outside legal counsel, that such disclosure is required by applicable law; provided that nothing in the Merger Agreement will prohibit the Company from contacting and engaging in a discussion with any Person or group or their respective representatives who has made an Acquisition Proposal solely for the purpose of clarifying such Acquisition Proposal and the terms thereof so long as the Company promptly provides Parent with a reasonably detailed summary of such discussion.

Match Rights

        The Company's board of directors may not make a Change in Recommendation or terminate the Merger Agreement in connection with a Superior Proposal or Intervening Event as described above unless:

  •
  if such action is intended to be taken in response to an Intervening Event, (i) the Company's board of directors determines, in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties under applicable law and (ii) (A) the Company has provided to Parent five business days' prior written notice advising Parent that the Company intends to make a Change in Recommendation (and specifying, in reasonable detail, the Intervening Event) (it being understood and agreed that any material change in any event, occurrence or fact relating to such Intervening Event (other than in respect of any revisions proposed or proposals made by Parent as referred to above) will require a new written notification from the Company except that such new notification will require a three-business day period during which Parent can take action in respect of the Intervening Event, and (B) (1) during such five- or three-business day period, as applicable, the Company and its representatives will negotiate with Parent (if requested by Parent in good faith) regarding any changes to the terms of the Merger Agreement and any other proposals made by Parent so that a failure to effect a Change in Recommendation would no longer constitute a breach of the fiduciary duties of the Company's board of directors under the applicable law and (2) following such five- or three-business day period, the Company's board of directors has determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to effect a Change in Recommendation in response to such Intervening Event would reasonably be expected to constitute a breach of the fiduciary duties of the Company's board of directors under the applicable law; or

  •
  if such action is intended to be taken in response to a Superior Proposal, if, in response to a bona fide written Acquisition Proposal made by a third party after the date of the Merger Agreement which does not arise from a material breach of the non-solicitation provision of the Merger Agreement and has not been withdrawn, the Company's board of directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties under applicable law, then (x) the Company's board of directors may make a Change in Recommendation or (y) the Company may terminate the Merger Agreement in order to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, as described in the "—Termination" section below; provided that, in either such case (A) the Company has provided Parent with three business days' prior written notice, advising Parent that the Company intends to take such action (and specifying, in reasonable detail, the material terms and conditions of any such Superior Proposal, including the identity of the third party making any such Superior Proposal) and providing Parent with a complete copy of any written request, proposal or offer, including any proposed Alternative Acquisition Agreement, and any other documents containing the material terms of such Superior Proposal (it being understood and agreed that any material revisions to such Acquisition Proposal will require a new written notification from the Company except that such new notification will require a two-business day period during which Parent can take action in respect of such proposal), and (B) (1) during such three- or two-business day period, as applicable, the Company and its representatives will negotiate with Parent (if requested by Parent in good faith) regarding changes to the terms of the Merger Agreement and any other proposals made by Parent intended by Parent to cause such Acquisition Proposal to no longer constitute a Superior Proposal, and (2) following such three- or two-business day period, the Company's board of directors will have determined in good faith (after consultation with its outside legal counsel and financial advisors) that (x) such Acquisition Proposal continues to constitute a Superior Proposal, and (y) the failure to make the Change in Recommendation or terminate this Agreement as described in the "—Termination" section below would reasonably be expected to constitute a breach of the fiduciary duties of the Company's board of directors under applicable law.

Regulatory Undertaking

        The Company and Parent will, and will cause their respective subsidiaries to, each use their best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable law to (i) obtain all necessary actions, waivers, registrations, permits, authorizations, orders, consents and approvals from governmental authorities, obtain the expiry or early termination of any applicable waiting periods and make all necessary registrations and filings with and take all steps as may be reasonably necessary to obtain an approval or waiver from, or avoid a proceeding by, any governmental authorities in order to consummate the Transactions as promptly as practicable and in any event prior to the End Date and (ii) deliver required notices or any necessary additional instruments to, and obtain required consents, waivers or any additional instruments necessary from, third parties to consummate the Transactions as promptly as practicable and in any event prior to the End Date.

        Without limiting the generality of the foregoing, but subject to the penultimate sentence of this paragraph, Parent will take, or cause to be taken, any and all steps necessary to avoid or eliminate each and every impediment under any antitrust law so as to enable the parties to consummate the Transactions as promptly as practicable, and in any event prior to the End Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture, license or other disposition of such of its and its subsidiaries' assets, properties or businesses or of the assets, properties or businesses to be acquired by Parent pursuant to the Merger Agreement, and entering into such other arrangements as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any proceeding by a governmental authority or any other person under antitrust laws that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions. However, nothing in the Merger Agreement will require Parent or any of its subsidiaries (i) to agree to any action, concession or undertaking, unless such action, concession or undertaking is conditioned on the closing or (ii) to effect or offer or commit to effect any sale, divestiture, license or disposition of any assets, properties or businesses, or any other action, concession or undertaking, with respect to or relating to (A) any tangible or intangible assets (including contracts and intellectual property) or personnel embodied in or relating to inclisiran, or (B) any relationships, arrangements, contracts or obligations relating to the development, manufacturing, commercialization or other exploitation of inclisiran or any intellectual property embodied in or relating thereto, that, in each case, would be materially detrimental to the benefits expected to be derived by Parent and its affiliates from the Transactions (each such action, a "Substantial Detriment"). In addition, Parent will defend through litigation on the merits any claim asserted in court by any governmental authority or any other person under antitrust laws in order to avoid entry of, or to have vacated or terminated, any order (whether temporary, preliminary or permanent) that would prevent the closing occurring prior to the End Date.

        Each of the parties is required to as promptly as reasonably practicable (but in no event later than ten business days following the date of the Merger Agreement) make its respective filings under the HSR Act with respect to the Transactions. Under the HSR Act, each of Parent and the Company is required to file a Premerger Notification and Report Form with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ") in connection with the purchase of Shares in the Offer and the Merger. Parent and the Company intend to make such filings no later than December 9, 2019 in accordance with the terms of the Merger Agreement.

Access to Information

        Other than as prohibited by law and subject to certain conditions and exceptions, the Company and its subsidiaries will, and will cause their respective representatives to afford to Parent, Purchaser and their authorized representatives, at Parent's expense, reasonable access during normal business hours to the Company and its subsidiaries respective representatives, officers, employees, properties, facilities, books, contracts, records, reports, correspondence and other documents and information in their possession, custody or control and to furnish to Parent and Purchaser all financial, operating and other data and information as Parent may reasonably request, in each case, for reasonable business purposes related to the consummation of the Transactions, so long as it does not unreasonably interfere with the normal operation of the business of the Company and its subsidiaries.

Director and Officer Indemnification and Insurance

        The Merger Agreement provides that from and after the Effective Time, Parent will (and will cause the Surviving Corporation to) indemnify, defend and hold harmless, to the fullest extent permitted under applicable law (including advancement of expenses to the fullest extent permitted by applicable law upon receipt of any undertaking required by applicable law), each present and former director and officer of the Company and its subsidiaries and each of their employees who serves as a fiduciary of an employee benefit plan of the Company, as the case may be (in each case, when acting in such capacity) (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, settlements, fines, losses, claims, damages or liabilities (whether civil, criminal, administrative, investigative or other) arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Transactions.

        The Merger Agreement requires the Company will use its reasonable best efforts, prior to closing, to purchase a "tail" or "runoff" officers' and directors' liability insurance policies in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Party on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of the Merger Agreement for a period of six years following the closing at a price not to exceed 350% of the amount per annum the Company paid or was required to pay for a 12-month period under such policy in effect on the date of the Merger Agreement (the "Current Premium"). If such "tail" or "runoff" insurance policies have been obtained by the Company or Parent, the Surviving Corporation will, and Parent will, and will cause the Surviving Corporation to, maintain such "tail" or "runoff" insurance policies in full force and effect for their full term and will continue to honor the obligations thereunder. In the event the Company does not obtain such "tail" or "runoff" insurance policies prior to the closing, then either (i) Parent may purchase such "tail" or "runoff" policy on behalf of the Company or the Surviving Corporation or (ii) the Surviving Corporation will, and Parent will cause the Surviving Corporation to, maintain an officers' and directors' liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering the Indemnified Parties on terms with respect to each of coverage and amount no less favorable than those of such policy in effect as of the date of the Merger Agreement for a period of six years after the Effective Time. Notwithstanding the foregoing, neither Parent nor the Surviving Corporation will be obligated to pay annual premiums in excess of 350% of the Current Premium, and if such premiums for such insurance would at any time exceed 350% of the Current Premium then Parent or the Surviving Corporation will cause to be maintained such policies of insurance described above that provide the maximum dollar amount of coverage available at an annual premium equal to 350% of the Current Premium.

        In addition, from and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company and its subsidiaries pursuant to (i) each indemnification agreement that has been made available to Parent and is in effect between the Company or any of its subsidiaries and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Company subsidiary; and (ii) any indemnification provision and any exculpation provision set forth in the certificate of incorporation or bylaws or other organizational documents of the Company or any Company subsidiary as in effect on the date of the Merger Agreement. For six years following the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will contain, and Parent will cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation than are set forth in the organizational documents of the Company as in effect on the date of the Merger Agreement.

Employee Matters

        Following the Effective Time, Parent will and will cause the Surviving Corporation to honor all company employee benefit plans in effect immediately before the Effective Time that by their terms provide a contractual entitlement to any Company employee or service provider that is party to or participates in such arrangements; provided that, except as provided in the terms of such plans or the Merger Agreement, nothing will prevent Parent from amending or terminating any Company employee benefit plan in its discretion following the Effective Time.

        For a period of one year following the Effective Time (the "Continuation Period"), Parent will provide to each individual who is employed by the Company or its subsidiaries immediately prior to the Effective Time and who remains employed (collectively, the "Continuing Employees") with base salary and base wages and short-term cash incentive compensation opportunities that are no less favorable than those provided by the Company or its subsidiaries as of the date of the Merger Agreement, severance payments and benefits in accordance with the severance plans and guidelines in effect as of the date of the Merger Agreement, health and welfare benefits that are substantially comparable in the aggregate to those provided by the Company or its subsidiaries as of the Effective Time and other benefits that have been made available (excluding long-term incentive, equity and equity-based compensation and deferred compensation) that are substantially comparable in the aggregate to those provided by the Company or its subsidiaries immediately prior to the execution of the Merger Agreement. With respect to 2019 bonus payments, each Continuing Employee who participates in the Company's annual bonus program for the 2019 fiscal year shall, to the extent not paid prior to the Closing Date, receive a cash bonus for 2019 based on actual Company performance (but measuring individual performance, where applicable, at 100%). Subject to certain exceptions, following the Closing Date, Parent will use its reasonable best efforts to cause the service of each Continuing Employee with the Company or its subsidiaries prior to the Closing Date to be recognized for purposes of eligibility to participate, levels of benefits and vesting under each compensation, vacation, fringe or other welfare benefit plan, program or arrangement of the Surviving Corporation or any of its affiliates in which any Continuing Employee is or becomes eligible to participate, but only to the same extent as such service was credited for the Continuing Employee under a comparable Company benefit plan immediately prior to the Closing Date. From and after the Closing Date, Parent will also use its reasonable best efforts to waive limitations with respect to participation and coverage requirements applicable to

Parent's employee welfare benefit plans, as such term is defined in ERISA, to the extent such requirements would have been waived under the corresponding Company plan prior to the Closing Date.

        Prior to the Effective Time, if requested by Parent at least ten business days prior to the Closing Date, and if permitted by applicable law and the terms of the applicable plan or arrangement, the Company will terminate its 401(k) plan effective immediately prior to the Effective Time. In the event that the Company's 401(k) plan is terminated based on such a request from Parent, Parent will cause a tax-qualified defined contribution retirement plan to accept rollover contributions, including loans, of the Continuing Employees' 401(k) account balances with the Company.

Convertible Notes and Capped Call Transactions

        From the date of the Merger Agreement through the Effective Time, the Company will take all actions that may be required in accordance with the terms of the indentures governing the Company's convertible senior notes and documentation governing the Company's capped call transactions, including giving any notices that may be required in connection with the Transactions and any repurchases or conversions of the convertible senior notes occurring in connection with the Transactions prior to the Effective Time. The Company agrees to use its reasonable best efforts to cooperate with Parent, at Parent's written request, to enter into arrangements with the counterparties of each capped call transaction to cause such capped call transaction to be exercised, settled, terminated, and/or canceled as of the Effective Time (it being understood that the calculation and settlement of any amounts payable thereunder will be payable only in cash), subject to the mutual agreement of Parent, the Company and the respective counterparties of each capped call transaction. In addition, Parent has the right to review and comment on any notices, communications or other documentation deliverable pursuant to or in connection with the convertible senior notes indentures and the capped call documentation, and the Company will consult with Parent in respect of any such notices and give due consideration to any recommendations made by Parent or its counsel prior to the dispatch or making thereof. Parent and Purchaser will indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the actions described above, other than to the extent resulting from the bad faith, gross negligence or willful misconduct of the Company, any of its subsidiaries or their respective representatives or that is expressly provided under the indentures governing the Company's convertible senior notes or documentation governing the Company's capped call transactions.

Conditions of the Offer

        See "Section 14—Conditions of the Offer."

Conditions to the Merger

        The obligation of each party to consummate the Merger is subject to the satisfaction or waiver of the following conditions:

  •
  no governmental authority having jurisdiction over any party will have issued any judgment, order, injunction or decree, nor any applicable law or other legal restraint, injunction or prohibition shall be in effect, that makes the consummation of the Merger illegal or otherwise prohibited (provided that, a party will not be permitted to invoke this first bullet if the issuance of such judgment, order, injunction or decree, applicable law or other legal restraint, injunction or prohibition is principally caused by the material breach by such party of any covenant or obligation of such party set forth in the Merger Agreement); and

  •
  Purchaser (or Parent on Purchaser's behalf) has consummated the Offer.

Termination

        The Merger Agreement may be terminated at any time prior to the Effective Time:

  •
  by mutual written agreement of the Company and Parent;

  •
  by either the Company or Parent, if:

  •
  the Offer has not been consummated on or before 11:59 p.m., Eastern Time, on February 23, 2020 (the "End Date"); provided, however, that if, on the initial End Date, all conditions to the Offer, other than (i) the Minimum Tender Condition; (ii) the Offer Conditions relating to the expiration or termination of the waiting period (or any extensions thereof) under the HSR Act or the existence of a legal restraint making the consummation of the Offer or the Merger illegal or otherwise prohibited or imposing a Substantial Detriment and (iii) those conditions that by their nature are to be satisfied at the Offer Expiration Time have been satisfied or waived, then the End Date will be automatically extended to August 23, 2020 (provided that, this termination right will not be available to any party whose material breach of any provision of the Merger Agreement has been a principal cause of, or resulted in, the failure of the Offer to be consummated by such time) (such termination, an "End Date Termination"); or

  •
  any governmental authority having jurisdiction over any party has issued a final, non-appealable judgment, order, injunction or decree, or any applicable law or other legal restraint, injunction or prohibition is in effect, that makes consummation of the Offer or the Merger illegal or otherwise prohibited; provided that, the party seeking to terminate the Merger Agreement pursuant to this termination right has taken all actions required under the Merger Agreement to have any such judgment, order, injunction or decree, or any applicable law or other legal restraint, injunction or prohibition lifted; provided, further, that this termination right will not be available to any party whose material breach of any provision of the Merger Agreement has been a principal cause of the issuance of such final and non-appealable order, applicable law or other legal restraint, injunction or prohibition lifted and the issuance of such judgment, order, injunction or decree, or any applicable law or other legal restraint, injunction or prohibition;

  •
  by Parent, prior to the consummation of the Offer, if:

  •
  a Change in Recommendation has occurred (a "Change in Recommendation Termination"); or

  •
  the Company has breached any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of the conditions described in the fourth and fifth bullets of "Section 14—Conditions of the Offer" to be satisfied and (ii) is incapable of being cured by the End Date or, if capable of being cured by the End Date, has not been cured within 30 days after the giving of written notice to the Company of such breach or failure to perform (provided that, this termination right will not be available to Parent if Parent or Purchaser is in material breach of any provision of the Merger Agreement) (such termination, a "Company Breach Termination");

  •
  by the Company, prior to the consummation of the Offer, if:

  •
  (i) the Company's board of directors has determined that an Acquisition Proposal constitutes a Superior Proposal, (ii) the Company has complied with its notice obligations with respect to Acquisition Proposals under the Merger Agreement, (iii) the Company pays, or causes to be paid, to Parent the Termination Fee (defined below) prior to or concurrently with such termination, and (iv) substantially concurrently with such termination, the

      Company enters into a definitive Alternative Acquisition Agreement in respect of such Superior Proposal (such termination, a "Superior Proposal Termination");

    •
    Parent breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) does or would reasonably expected to prevent, materially delay or materially impair Purchaser or Parent from consummating the Offer or the Merger on a timely basis and in any event on or before the End Date or (ii) is incapable of being cured by the End Date, or if capable of being cured by the End Date, has not been cured by Parent within 30 days after Parent receives written notice of such breach or failure to perform (provided that, this termination right will not be available to Company, if it is in material breach of any provision of the Merger Agreement);

    •
    Purchaser fails to commence the Offer by December 5, 2019 (provided that, this termination right will not be available to Company, if such failure to commence the Offer is principally caused by the material breach by the Company of any covenant or obligation of the Company under the Merger Agreement); or

    •
    Purchaser fails to consummate the Offer within two business days following the Offer Expiration Time and, as of such Offer Expiration Time, all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the time Purchaser consummates the Offer).

        In the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement will become void and of no effect (except for certain customary obligations, certain specified obligations fees, costs and expenses, and certain provisions related to termination and the payment obligations described under the sections below entitled "—Termination Fee," and "—Fees and Expenses"), without any liability or obligation on the part of Parent or Purchaser, on the one hand, or the Company, on the other hand, except that the termination of the Merger Agreement will not relieve or release any party from any liability arising out of its willful breach of the Merger Agreement.

Termination Fee

        The Company will pay Parent a termination fee of $290,000,000 in cash (the "Termination Fee") in the event that:

  •
  the Company effects a Superior Proposal Termination;

  •
  Parent effects a Change in Recommendation Termination; or

  •
  either (x) the Company or Parent effects an End Date Termination (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from effecting an End Date Termination as a result of Parent's material breach of any provision of the Merger Agreement having been a principal cause of, or resulted in, the failure of the Offer to be consummated by such time); or (y) Parent effects a Company Breach Termination, and, in either of case (x) or (y), all of the following occur:

  •
  after the date of the Merger Agreement and prior to such termination, a bona fide Acquisition Proposal has been made publicly or otherwise become publicly known and not publicly withdrawn; and

  •
  within 12 months of such termination the Company enters into an Alternative Acquisition Agreement providing for an Acquisition Transaction or an Acquisition Transaction is consummated.

    •
    For purposes of this trigger of the Termination Fee, substituting 50% for the 20% thresholds contained in the definition of "Acquisition Proposal" described above under "—No Solicitation."

        In no event will the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under one or more provisions of the Merger Agreement.

        Payment of the Termination Fee will constitute the sole and exclusive remedy of Parent, Purchaser or any of their respective affiliates or representatives against the Company and any of its former, current or future officers, directors, partners, stockholders, holders of Company stock options, holders of Company restricted shares, managers, members or affiliates (collectively, the "Company Related Parties") for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform thereunder or otherwise, and upon payment of the Company Termination Fee, none of the Company Related Parties will have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions. If Parent (or its designee) received any payments from the Company in respect of any breach of the Merger Agreement, and thereafter Parent (or its designee) is entitled to receive the Company Termination Fee, the amount of such Company Termination Fee will be reduced by the aggregate amount of any payments made by the Company to Parent (or its designee) in respect of any such breaches of the Merger Agreement.

Fees and Expenses

        Subject to certain exceptions and subject to the provisions described in "—Termination Fee," all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other Transactions will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

Amendment; Waiver

        Prior to the consummation of the Offer, any provision of the Merger Agreement may be amended or waived only by action taken or authorized by or on behalf of the parties' respective boards of directors (or duly authorized committee thereof), but only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

OTHER AGREEMENTS

Confidentiality Agreement

        The Company and Novartis Pharmaceuticals Corporation, a wholly owned subsidiary of Parent ("Novartis Pharmaceuticals"), entered into a confidentiality agreement dated as of August 21, 2019, as amended on October 10, 2019 (the "Confidentiality Agreement"). As a condition to being furnished Evaluation Material (as defined in the Confidentiality Agreement), Novartis Pharmaceuticals agreed, subject to certain exceptions, that, during the term of the Confidentiality Agreement, it would, and it would direct its representatives to, keep such Evaluation Material confidential and to use such information solely for the purpose of evaluating a possible transaction between the parties. The Confidentiality Agreement contains standstill obligations with a term of 12 months that would automatically terminate before the expiration of such term in certain situations, including the entry by the Company into an agreement governing a fundamental transaction with a third party. The Confidentiality Agreement expires on August 21, 2021. The foregoing summary description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which Purchaser has filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference.

14.  Conditions of the Offer

        Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser will not be required to, and Parent will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to such rules and regulations, the payment for any tendered Shares (i) if the Merger Agreement has been validly terminated in accordance with the terms of the Merger Agreement or (ii) at any scheduled Offer Expiration Time, if the Minimum Tender Condition or the Termination Condition has not been satisfied.

        Furthermore, Purchaser will not be required to, and Parent will not be required to cause Purchaser to, accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for if, at the Offer Expiration Time, any of the following conditions exist:

  •
  any governmental authority having jurisdiction over any party has issued any judgment, order, injunction or decree, nor any applicable law or other legal restraint, injunction or prohibition shall be in effect that makes the consummation of the Offer or the Merger illegal or otherwise prohibited or imposes a Substantial Detriment (provided that, we will not be permitted to invoke this first bullet if the issuance of such judgment, order, injunction or decree is principally caused by the material breach by us of any of our covenants or obligations set forth in the Merger Agreement);

  •
  any waiting period (or any extension thereof) under the HSR Act applicable to the Transactions has not expired or been terminated;

  •
  since the date of the Merger Agreement, there has been any state of facts, circumstance, condition, event, change, development, occurrence, result or effect that has had or would reasonably be expected to have a Company Material Adverse Effect;

  •
  (i) the representation and warranty of the Company relating to the absence of any Company Material Adverse Effect is not true and correct as of the date of the Merger Agreement, (ii) any of the representations and warranties of the Company relating to corporate existence and power, organizational documents, corporate organization and data integrity is not true and correct in all material respects as of the consummation of the Offer, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), (iii) the representations and warranties of the Company relating to capital structure is not true and correct except for de minimis inaccuracies as of the consummation of the Offer, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), and (iv) each of the other representations and warranties of the Company set forth in the Merger Agreement is not true and correct as of the consummation of the Offer, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than in the case of this clause (iv) for such failures to be true and correct that have not had or would not reasonably be expected to have a Company Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to references to the term "Company Material Adverse Effect" and other qualifications therein based on materiality in such representations and warranties);

  •
  the Company has failed to comply with or perform in all material respects all covenants, obligations and agreements to be complied with or performed by it as of such time under the Merger Agreement;

  •
  the Company has failed to deliver to Parent and Purchaser a certificate signed by an officer of the Company, dated as of the date of the Offer Expiration Time, certifying that the Offer Conditions specified in the preceding three bullets have been satisfied; or

  •
  the Merger Agreement has been terminated in accordance with its terms.

        The foregoing conditions will be in addition to, and not a limitation of, the rights and obligations of Parent and Purchaser to extend, terminate and/or modify the Offer in accordance with the terms and conditions of the Merger Agreement or applicable law. The foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Purchaser in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition and the Termination Condition).

15.  Certain Legal Matters

        Except as described in this Section 15—"Certain Legal Matters," none of the Company, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by Purchaser's acquisition of the Shares in the Offer or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by Purchaser in the Offer. Should any such approval or other action be required, we presently intend to seek such approval or other action, except as described below under "—Business Combination Statutes." Except as otherwise described in this Offer to Purchase, although Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14—"Conditions of the Offer."

        Antitrust Matters.    The Offer and the Merger are subject to the HSR Act, which provides that parties to certain mergers or acquisitions notify the DOJ and the FTC of the proposed transaction and wait a specific period of time before closing while the agencies review the proposed transaction.

        Each of Parent and the Company intends to file a premerger Notification and Report Form under the HSR Act with the DOJ and the FTC in connection with the purchase of the Shares in the Offer and the Merger no later than December 9, 2019 in accordance with the terms of the Merger Agreement. Parent's filing will trigger a 15-day initial waiting period, for which early termination will be requested. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Parent. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raise substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay the transaction while such negotiations continue. We are not required to accept for payment Shares tendered in the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14—"Conditions of the Offer."

        The FTC and the DOJ sometimes scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as Purchaser's acquisition of Shares in the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, either the DOJ or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares in the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of the Company or Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances.

        There can be no assurance that a challenge on antitrust grounds to the Offer or other acquisition of Shares by Purchaser will not be made or, if such a challenge is made, of the result. See Section 14—"Conditions of the Offer" for certain conditions of the Offer, including conditions with respect to litigation and certain government actions.

        As used in this Offer to Purchase, "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable laws and regulations (including non-U.S. laws and regulations) issued by a government authority that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

        Business Combination Statutes.    The Company is incorporated under the laws of the State of Delaware and is subject to the provisions of Section 203 of the DGCL (the "Business Combination Provisions"), which imposes certain restrictions upon business combinations involving the Company. The following description is not complete and is qualified in its entirety by reference to the provisions of the Business Combination Provisions. In general, the Business Combination Provisions prevent a Delaware corporation from engaging in a "business combination" (which is defined to include a variety of transactions, including mergers) with an "interested stockholder" for a period of three years following the time such person became an interested stockholder unless:

  •
  prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        For purposes of the Business Combination Provisions, the term "interested stockholder" generally means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person.

        Upon consummation of the Offer, Parent and Purchaser could collectively be deemed to be an "interested stockholder" for purposes of the Business Combination Provisions and, absent the prior approval of the Company's board of directors, the Business Combination Provisions could prohibit consummation of the Merger for a period of three years following consummation of the Offer. However, the Company's board of directors have approved the execution of the Merger Agreement, the Offer and the Merger. Accordingly, Parent and Purchaser do not believe that the Business Combination Provisions, or any similar business combination laws or regulations of any other state, will be an impediment to the consummation of the Offer or the Merger.

        A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. We have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger, other than the Business Combination Provisions. We reserve the right to challenge the validity or applicability of any state law or regulation allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase or any action that we take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover or business combination statutes applies to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and if such a governmental authority sought or obtained an injunction seeking to prevent our purchase of Shares in the Offer, we might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in completing the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered.

        Stockholder Approval Not Required.    Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the Merger Agreement and (ii) immediately following the consummation of such tender offer, the stock irrevocably accepted for purchase pursuant to the offer, together with the stock otherwise owned by the acquiring company or its affiliates and any "rollover stock" (as defined in Section 251(h) of the DGCL), equals at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the Merger Agreement. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will have received a sufficient number of Shares to ensure that the Company will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of the Company. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Parent, Purchaser and the Company will effect the Merger as soon as practicable, without a vote of stockholders of the Company in accordance with Section 251(h) of the DGCL.

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or other business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not then held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following completion of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e-3 would otherwise require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders before completion of a transaction.

        Appraisal Rights.    Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of the Shares at the Effective Time will have certain rights under the provisions of Section 262 of the DGCL, including the right to demand appraisal of, and to receive payment in cash of the fair value of, their Shares. The Company stockholders who demand appraisal and comply with the applicable statutory procedures, and whose appraisal rights are not otherwise lost pursuant to Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of their Shares (excluding any appreciation or depreciation in anticipation of the Merger) and to receive payment of such fair value in cash, together with a statutory rate of interest thereon, unless the court in its discretion determines otherwise for good cause shown. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than, or the same as, the price per Share to be paid in the Merger.

        Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, must notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and must include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

        The foregoing summary of the rights of stockholders seeking appraisal rights under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available under the DGCL. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL. If a stockholder withdraws or loses his right to appraisal, such holder's Shares will be automatically converted in the Merger into, and represent only the right to receive, the price per Share to be paid in the Merger, in cash, without interest.

16.  Fees and Expenses

        Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares in the Offer.

        Purchaser and Parent have retained American Stock Transfer & Trust Company, LLC to act as the Depositary and paying agent in connection with the Offer. The Depositary and paying agent will receive reasonable and customary compensation for its services. Purchaser and Parent have also agreed to reimburse the Depositary and paying agent for certain reasonable out-of-pocket expenses and to indemnify such firm against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.

        Purchaser and Parent have retained Innisfree M&A Incorporated to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services. Purchaser and Parent have also agreed to reimburse the Information Agent for certain reasonable out-of-pocket expenses and to indemnify the Information Agent against certain liabilities in connection with its services, including certain liabilities under the federal securities laws. In connection with its engagement, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex or other methods of electronic communication and may request that brokers, dealers, commercial banks, trust companies and other nominees forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for making solicitations or recommendations in connection with the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by the Information Agent on behalf of Purchaser and Parent for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.  Miscellaneous

        Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        No person has been authorized to give any information or to make any representation on our behalf not contained in this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery and, if given or made, such information or representation must not be relied upon as having been authorized.

        Purchaser filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 8—"Certain Information Concerning the Company" and Section 9—"Certain Information Concerning Parent and Purchaser."

Medusa Merger Corporation

December 5, 2019

SCHEDULE I—DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

        1.    Directors and Executive Officers of Parent.    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment during at least the past five years for each of Parent's directors and executive officers. Unless otherwise noted, the current business address of each person identified below is CH-4002 Basel, Switzerland, and the current business phone number of each such person is +41 61 324 1111.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Joerg Reinhardt, German	Function at Parent. Joerg Reinhardt, Ph.D., has been Chairman of the Board of Directors since 2013. He has also served as Chairman of the Research & Development Committee and Chairman of the Board of Trustees of the Novartis Foundation since 2012. Prior to that time, he was Parent's Chief Operating Officer from 2008 to 2010, and Head of the Vaccines and Diagnostics Division from 2006 to 2008. He was also Chairman of the Board of the Genomics Institute of the Novartis Research Foundation in the United States from 2000 to 2010.

Other Activities. Since 2017, Mr. Reinhardt has been a non-executive board member of Swiss Re (located at Mythenquai 50/60, Zurich, 8022 Switzerland; tel.: +41 43 285 2121), the principal business of which is reinsurance. He previously was chairman of the board of management and the executive committee of Bayer HealthCare, Germany. He was also a member of the supervisory board of MorphoSys AG in Germany from 2001 to 2004, and from 2012 to 2013 he served as a member of the board of directors of Lonza Group AG (located at Muenchensteinerstrasse 38, CH-4002 Basel, Switzerland; tel.: +41 61 316 81 11), the principal business of which is pharmaceuticals and biotechnology.

Professional Background. Mr. Reinhardt graduated with a doctorate in pharmaceutical sciences from Saarland University in Germany. He joined Sandoz Pharma Ltd. in 1982 and held various positions at Sandoz and later at Parent, including Head of Development.

Enrico Vanni, Swiss

Function at Parent. Enrico Vanni, Ph.D., has been a member of the Board of Directors since 2011 and qualifies as an independent Non-Executive Director. He is Vice Chairman of the Board of Directors and Chairman of the Compensation Committee. He is also a member of the Audit and Compliance Committee and the Governance, Nomination and Corporate Responsibilities Committee.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Other Activities. Since his retirement as director of McKinsey & Company in 2007, Mr. Vanni had been an independent consultant until 2015. He is a board member of several companies working in industries from healthcare to private banking, including, since 2013, Advanced Oncotherapy PLC (located at Third Floor, 4 Tenterden Street, London W1S 1TE, United Kingdom; tel.: +44 0203 617 8728), the principal business of which is the development of cancer treatment through proton therapy technology. Mr. Vanni is also a board member of several non-listed companies, including, since 2014, Lombard Odier SA (located at Rue de la Corraterie 11 Geneva, 1204 Switzerland; tel.: +41 22 709 2111), the principal business of which is banking with a specialization in asset and wealth management and private banking services; and, since 2008, Banque Privée BCP (Suisse) SA (located at 4 Place Du Molard, 1204 Geneva, Switzerland; tel.: +41 22 318 92 92), the principal business of which is private banking.

Professional Background. Mr. Vanni holds an engineering degree in chemistry from the Federal Polytechnic School of Lausanne, Switzerland; a doctorate in chemistry from the University of Lausanne; and the degree of Master of Business Administration from INSEAD in Fontainebleau, France. He began his career as a research engineer at the International Business Machines Corp. (IBM) in California and joined McKinsey in Zurich in 1980. He managed the Geneva office for McKinsey from 1988 to 2004, and consulted for companies in the pharmaceutical, consumer and finance sectors. He led McKinsey's European pharmaceutical practice and served as a member of the firm's partner review committee prior to his retirement in 2007.

Nancy C. Andrews, Swiss, American

Function at Parent. Nancy C. Andrews, M.D., Ph.D., has been a member of the Board of Directors since February 2015. She qualifies as an independent Non-Executive Director and is a member of the Research & Development Committee and the Risk Committee.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Other Activities. From 2007 to 2017, Dr. Andrews served as dean of the Duke University School of Medicine (located at Duke University Medical Center Greenspace, Durham, NC 27710; tel.: 919 684 2985) and as vice chancellor for academic affairs at Duke University (located at 2138 Campus Drive, PO Box 90586, Durham, NC 27708; tel.: 919 684 8111). She is also a professor of pediatrics, pharmacology and cancer biology at Duke, a position she has held since 2007, and has been elected as a fellow of several organizations, including, since 2006, the American Association for the Advancement of Science (located at 1200 New York Ave NW, Washington, D.C. 20005; tel.: 202 326 6400), the principal purpose of which is the promotion of the sciences; also since 2006, the National Academy of Medicine (located at 500 5th Street NW, Washington, DC 20001; tel.: 202 334 2000), the principal purpose of which is supporting those in the health and medical fields; and, since 2007, the American Academy of Arts and Sciences (located at 136 Irving Street, Cambridge, MA 02138; tel.: 617 441 6100), the principal purpose of which is providing scholarship in the arts and sciences. She is also the chair of the board of directors of the American Academy of Arts and Sciences and former chair of the board of directors of the Burroughs Wellcome Fund (located at 21 T. W. Alexander Drive, Research Triangle Park, NC 27709; tel.: 919 991 5100), the principal purpose of which is independent biomedical research. Since 2017, Dr. Andrews has been a member of the Massachusetts Institute of Technology (MIT) Corporation (77 Massachusetts Avenue, Cambridge MA 02139; tel.: 617 253 5614), the principal business of which is to make decisions for MIT. She is the former president of the American Society for Clinical Investigation (located at 2015 Manchester Rd, Ann Arbor, MI 48104; tel.: 734 222 6050), the principal purpose of which is to honor and support physician-scientists, and has been a member of that society since 1998. Since 2006, Dr. Andrews has served on the Council of the National Academy of Medicine, and, since 2008, on the Scientific Management Review Board of the U.S. National Institutes of Health (9000 Rockville Pike, Bethesda, Maryland 20892; tel.: 301 496 4000), the principal purpose of which is to develop and distribute biomedical and public health research for the U.S. government.

Professional Background. Dr. Andrews holds a doctorate in biology from MIT and the degree of Doctor of Medicine from Harvard Medical School. She completed her residency and fellowship training in pediatrics and hematology/oncology at Boston Children's Hospital and the Dana-Farber Cancer Institute, and served as an attending physician at Boston Children's Hospital. Prior to joining Duke, Dr. Andrews was director of the Harvard/MIT M.D.-Ph.D. Program and dean of basic sciences and graduate studies, as well as professor of pediatrics, at Harvard Medical School. From 1993 to 2006, she was a biomedical research investigator at the Howard Hughes Medical Institute. Her research expertise is in iron homeostasis and mouse models of human diseases.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Ton Buechner, Swiss, Dutch	Function at Parent. Ton Buechner has been a member of the Board of Directors since February 23, 2016. He qualifies as an independent Non-Executive Director and is a member of the Risk Committee.

Other Activities. From 2012 to 2017, Mr. Buechner served as chairman and CEO of the executive board of Dutch multinational AkzoNobel (located at Velperweg 76, 6824 BM Arnhem, the Netherlands; tel.: +31 26 366 4433), the principal business of which is the development of paints, performance coatings and special chemicals. Prior to joining AkzoNobel, he spent almost two decades at the Sulzer Corporation in Switzerland, where he was appointed divisional president in 2001 and served as president and CEO from 2007 to 2011. Mr. Buechner's early career was spent in the oil and gas construction industry and included roles at Allseas Engineering in the Netherlands and at Aker Kvaerner in Singapore. Since 2014, he has been a member of the supervisory board of Voith GmbH (located at St. Pöltener Straße 43, 89522 Heidenheim, Germany; tel.: +49 73 2137 2219), the principal business of which is mechanical engineering.

Professional Background. Mr. Buechner is an engineer by training. In 1988, he received his master's degree in civil engineering from Delft University of Technology in the Netherlands, specializing in offshore construction technology and coastal engineering. Mr. Buechner holds a Master of Business Administration from the IMD business school in Lausanne, Switzerland.

Patrice Bula, Swiss

Function at Parent. Patrice Bula has been a member of the Board of Directors since February 28, 2019. He qualifies as an independent Non-Executive Director and is a member of the Compensation Committee.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Other Activities. Mr. Bula is executive vice president and head of strategic business units, marketing and sales at Nestlé SA (located at Avenue Nestle 55 Vevey, 1800 Switzerland; tel.: +41 21 924 1111), the principal business of which is manufacturing and marketing food products, and chairman of Nestlé Nespresso SA (located at Route du Lac 3 Paudex, 1094 Switzerland; tel.: +41 21 321 7878), the principal business of which is coffee capsules and machines. He joined Nestlé in 1980 and has held multiple positions at the company, including market head of Nestlé Greater China Region, and market head of Nestlé Germany. As a Nestlé representative, Mr. Bula serves as chairman of Blue Bottle Coffee Inc. (located at 476 9th Street, Oakland, CA 94607; tel.: +1 510 653 3394), the principal business of which is coffee roasting and retail, and as a board member of Froneri Ltd. (located at Richmond House Leeming Bar Industrial Estate Northallerton DL7 9UL, United Kingdom; tel.: +44 1677 423 397), the principal business of which is ice cream and frozen foods, Hsu Fu Chi Group Companies (located at Zhouwu Industrial District Dongcheng Dongguan, 523118 China; tel.: +86 769 2225 9888), the principal business of which is manufacturing sweet foods, and Cereal Partners Worldwide SA (located at Avenue de la Gottaz 36 Case Postale 2184 Morges, 1110 Switzerland; tel.: +21 803 0111), the principal business of which is producing and selling ready-to-eat breakfast cereals. Additionally, he is on the board and compensation committee of Schindler Holding Ltd. (located at Zugerstrasse 13 Ebikon, 6030 Switzerland; tel.: +41 41 445 3232), the principal business of which is manufacturing and installing elevators, escalators and moving walkways, and, from 2017 to 2019, served on the board and audit committee of Bobst Group SA (located at Case Postale Lausanne, 1001 Switzerland; tel.: +41 21 621 2111), the principal business of which is manufacturing printing presses and packaging producing machinery.

Professional Background. Mr. Bula received his master's degree in economic sciences from HEC Lausanne in Switzerland, and completed the Program for Executive Development at IMD business school in Lausanne.

Srikant Datar, American

Function at Parent. Srikant Datar, Ph.D., has been a member of the Board of Directors since 2003 and qualifies as an independent Non-Executive Director. He is Chairman of the Risk Committee, as well as a member of the Audit and Compliance Committee and the Compensation Committee. The Board of Directors has appointed him as Audit Committee Financial Expert.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Other Activities. Since 1996, Mr. Datar has been the Arthur Lowes Dickinson professor of business administration at Harvard Business School (located at Dillon House, Soldiers Field, Boston, MA 02163; tel.: 617 495 6128), where he has also served since 2015 as faculty chair of the Harvard Innovation Lab and, since 2016, as senior associate dean for university affairs. He is a member of the following boards of directors: since 2006, ICF International Inc. (9300 Lee Hwy, Fairfax, VA 22031; tel.: 703 934 3000), the principal business of which is global consulting in technology services; since 2009, Stryker Corp. (located at 2825 Airview Blvd, Portage, MI 49002; tel.: 269 385 2600), the principal purpose of which is to supply medical equipment; and, since 2013, T-Mobile U.S. (located at 1 Park Avenue, 14th Floor, New York, NY 10016; tel.: 212 358 3210), the principal business of which is to operate U.S.-based wireless networks.

Professional Background. In 1973, Mr. Datar graduated with distinction in mathematics and economics from the University of Bombay in India. He is a chartered accountant, and he holds two master's degrees and a doctorate from Stanford University. Mr. Datar has worked as an accountant and planner in industry, and also as a professor at Carnegie Mellon University, Stanford University and Harvard University. His research interests are in the areas of cost management, measurement of productivity, new product development, innovation, time-based competition, incentives and performance evaluation. Mr. Datar has also advised and worked with numerous companies in research, development and training.

Elizabeth (Liz) Doherty, British

Function at Parent. Elizabeth (Liz) Doherty has been a member of the Board of Directors since February 23, 2016. She qualifies as an independent Non-Executive Director and is the Chairman of the Audit and Compliance Committee and a member of the Risk Committee. The Board of Directors has appointed her as Audit Committee Financial Expert.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Other Activities. Since 2013, Ms. Doherty has served as a non-executive director and chairman of the audit committee of Dunelm Group PLC (located at Watermead Business Park, Syston, Leicestershire LE7, United Kingdom 1AD; tel.: +44 345 165 6565), the principal business of which is to sell home furnishings; and, since 2015, as a member of the supervisory board and audit committee of Corbion NV (located at Piet Heinkade 127, 1019 GM Amsterdam, the Netherlands; tel.: +31 20 590 6911), the principal business of which is the production of food ingredients and bio-based chemicals. Since 2007, she has been a fellow of the Chartered Institute of Management Accountants (located at The Helicon, 1 South Pl, London EC2M 2RB, United Kingdom; tel.: +44 20 8849 2251), the principal purpose of which is to support management accountants. She has served since 2015 as a non-executive board member of the United Kingdom Ministry of Justice (located at 102 Petty France, London SW1, United Kingdom; tel.: +44 300 123 1142) and, since 2016, as a non-executive board member of Her Majesty's Courts and Tribunals Service in the United Kingdom (located at 102 Petty France, London SW1, United Kingdom; tel.: +44 300 123 1142). Ms. Doherty is also a member of the supervisory board of Royal Philips in the Netherlands (located at Amstelplein 2, 1096 BC Amsterdam, the Netherlands; tel.: +31 20 59 77777), the principal business purpose of which is production of technology at the intersection of electronics, healthcare and lighting.

Professional Background. Ms. Doherty received her bachelor's degree in liberal studies in science (physics) from the University of Manchester in the United Kingdom. She began her career as an auditor and has held senior finance and accounting roles at Unilever PLC and Tesco PLC. Additionally, she was chief financial officer of both Brambles Ltd. and, from 2010 to 2013, Reckitt Benckiser Group PLC (located at Turner House, 103-105 Bath Road. Slough, SL1 3UH, United Kingdom; tel.: +44 17 5321 7800), the principal business of which is to produce health, hygiene and home products. Since 2013, she served as a director at both Delhaize Group (located at Provincialeweg 11, 1506 MA Zaandam, the Netherlands; tel.: +31 88 659 9111), the principal business of which is the sale of food and the operation of supermarkets, and Nokia Corp. (located at Karaportti 3, 02610 Espoo, Finland; tel.: +358 71 400 4000), the principal business of which is the operation of communications, information technology and consumer electronics. She also served as a non-executive director at SABMiller PLC in the United Kingdom.

Ann Fudge, American

Function at Parent. Ann Fudge has been a member of the Board of Directors since 2008. She qualifies as an independent Non-Executive Director and is a member of the Risk Committee, the Compensation Committee and the Governance, Nomination and Corporate Responsibilities Committee.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Other Activities. From 2009 to 2018, Ms. Fudge has been vice chairman and senior independent director of Unilever, London and Rotterdam (located at Weena 455, PO Box 760, Rotterdam, 3000 DK, the Netherlands; tel.: +31 10 217 4000), the principal business of which is the production of food, beverages, cleaning agents and personal care products in London, United Kingdom and Rotterdam, Netherlands. She has also served, since 2007, as chair of the United States Program Advisory Panel of the Bill & Melinda Gates Foundation (located at 500 Fifth Avenue North, Seattle, WA 98109; tel.: 206 709 3100), the principal purpose of which is to address issues in healthcare, poverty, education and access to information technology, and, since 2016, as a director of Northrop Grumman Corporation (located at 2980 Fairview Park Drive, Falls Church, VA 22042; tel.: 703 280 2900), the principal business of which is the manufacture of supplies for American aerospace and defense technology. She is also chair of Boston-based WGBH public media (located at One Guest Street, Boston, MA 02135; tel.: 617 300 2000), the principal purpose of which is to run a public radio and television station based in Boston, Massachusetts, a member of the visiting committee of Harvard Business School and a member of the American Academy of Arts and Sciences.

Professional Background. Ms. Fudge received her bachelor's degree from Simmons College and holds the degree of Master of Business Administration from Harvard Business School. She is former chairman and CEO of Young & Rubicam Brands, New York. Before that, she served as president of the Beverages, Desserts and Post Division of Kraft Foods Inc.

Frans van Houten, Dutch

Function at Parent. Frans van Houten has been a member of the Board of Directors since February 28, 2017. He qualifies as an independent Non-Executive Director and is a member of the Research & Development Committee.

Other Activities. Since 2011, Mr. van Houten has been CEO and chairman of the executive committee and the board of management of Royal Philips (located at Amstelplein 2, 1096 BC Amsterdam, the Netherlands; tel.: +31 20 59 77777), the principal business purpose of which is production of technology at the intersection of electronics, healthcare and lighting. From May 2016 through December 2017, he also served as vice chairman and a member of the supervisory board of Philips Lighting (located at Mathildelaan 1, Eindhoven, 5611 BD, the Netherlands; tel.: + 31 40 279 1111), the principal business of which is the production of lighting products.

Professional Background. Mr. van Houten holds a master's degree in economics and business management from Erasmus University Rotterdam in the Netherlands. He joined Philips in 1986 and has held multiple global senior leadership positions, including co-CEO of the Consumer Electronics Division. From 2004 to 2009, he was CEO of NXP Semiconductors.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Andreas von Planta, Swiss

Function at Parent. Andreas von Planta, Ph.D., has been a member of the Board of Directors since 2006. He qualifies as an independent Non-Executive Director and is Chairman of the Governance, Nomination and Corporate Responsibilities Committee. He is also a member of the Risk Committee and the Audit and Compliance Committee.

Other Activities. Since 2014, Mr. von Planta has been a board member of Helvetia Holding AG (located at Dufourstrasse 40, St. Gallen, 9001, Switzerland; tel.: +41 58 280 5000), the principal business of which is to provide insurance and reinsurance products through its subsidiaries. He also serves on the boards of various Swiss subsidiaries of foreign companies and other non-listed Swiss companies, including: since 2011, Burberry (Suisse) SA (located at Rue Céard 8, 1204 Geneva, Switzerland; tel.: +41 22 311 34 25), the principal business of which is the trade of fashion products, clothing articles and shoes; from 1996 to 2018, Lenz & Staehelin AG (located at Route de Chêne 30 CH-1211 Geneva, Switzerland; tel.: +41 58 450 70 00), the principal business of which is the practice of law; since 1997, A.P. Moller Finance SA (located at c/o KPMG SA, rue de Lyon 111, 1203 Geneva, Switzerland; tel.: +41 227041515), the principal business of which is the holding and investment of securities; since 2002, Socotab Frana SA (located at Rue de Lausanne 82 Geneva, 1202, Switzerland; tel.: +41 22 908 35 00), the principal business of which is trading in tobacco products; and, from 2007 to 2018, Raymond Weil SA (located at Avenue Eugène-Lance 36-38 Geneva 26 P.O. Box 1569 Geneva, 1211, Switzerland; tel.: +41 22 884 00 55), the principal business of which is watchmaking. Mr. von Planta is also chairman of HSBC Private Bank (Suisse) SA (located at Quai du Général Guisan 2, PO Box 3580, Geneva, 1211, Switzerland; tel.: + 41 58 705 55 55), the principal business of which is private banking in Switzerland. Additionally, he has served since 2009 as chairman of the regulatory board of the SIX Swiss Exchange AG (located at Pfingstweidstrasse 110 8005 Zurich, Switzerland; tel.: +41 58 399 5454), the principal business of which is the operation of the Swiss stock exchange.

Professional Background. Mr. von Planta holds a doctorate in law from the University of Basel in Switzerland, and a Master of Laws from Columbia Law School in the United States. He passed his bar examinations in Basel in 1982. Since 1983, he has lived in Geneva and worked for the law firm Lenz & Staehelin, where he became a partner in 1988. His areas of specialization include corporate law, corporate governance, corporate finance, company reorganizations and mergers and acquisitions.

Charles L. Sawyers, American

Function at Parent. Charles L. Sawyers, M.D., has been a member of the Board of Directors since 2013. He qualifies as an independent Non-Executive Director and is a member of the Research & Development Committee and the Governance, Nomination and Corporate Responsibilities Committee.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Other Activities. Dr. Sawyers has been, since 2006, chair of the Human Oncology and Pathogenesis Program at Memorial Sloan Kettering Cancer Center (located at 1275 York Ave., New York, NY 10065; tel.: 800 525 2225), a cancer treatment and research institution; since 2011, professor of medicine and of cell and developmental biology at the Weill Cornell Graduate School of Medical Sciences (located at 1300 York Ave., New York, NY 10065; tel.: 212 746 5454); and, since 2008, an investigator at the Howard Hughes Medical Institute (located at 1230 York Ave., New York, NY 10065; tel.: 212 327 7925), the purpose of which is biological and medical research. From 2012 to 2017, he was a member of United States President Barack Obama's National Cancer Advisory Board (located at 9609 Medical Center Drive, 7th Floor, Room 7W-412, MSC 9750, Bethesda, MD 20892; tel.: 420 276 6340), an advisory panel to the U.S. President; and was president in 2012 of the American Association for Cancer Research (located at 615 Chestnut St., Philadelphia, PA 19106; tel.: 215 440 9300), a professional association focusing on cancer research. He is also former president of the American Society for Clinical Investigation. He has been a member, since 2010, of the U.S. National Academy of Sciences (located at 2101 Constitution Ave. NW, Washington, DC 20418; tel.: 202 334 2000), the principal purpose of which is supporting researchers in the sciences, engineering and medicine; and, since 2009, of the scientific advisory board of Agios Pharmaceuticals Inc. in the United States (located at 88 Sidney St., Cambridge, MA 02139; tel.: 617 649 8600), the principal business of which is development of anti-cancer therapeutics. He is also a member of the National Academy of Medicine and the American Academy of Arts and Sciences.

Professional Background. Dr. Sawyers received the degree of doctor of medicine from the Johns Hopkins University School of Medicine, and worked at the Jonsson Comprehensive Cancer Center at the University of California, Los Angeles, for nearly eighteen years before joining Memorial Sloan Kettering in 2006. An internationally acclaimed cancer researcher, he co-developed the Novartis cancer drug Gleevec/Glivec and has received numerous honors and awards, including the Lasker-DeBakey Clinical Medical Research Award in 2009.

William T. Winters, British, American

Function at Parent. William T. Winters has been a member of the Board of Directors since 2013. He qualifies as an independent Non-Executive Director and is a member of the Compensation Committee and the Governance, Nomination and Corporate Responsibilities Committee.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Other Activities. Since 2015, Mr. Winters has been CEO and a board member of Standard Chartered (located 1 Basinghall Ave., London EC2V 5DD, United Kingdom; tel.: +44 20 7885 8888), the principal business of which is banking and financial services. Since 2013, he has served on the board of Colgate University (13 Oak Dr., Hamilton, NY 13346; tel.: 315 228 1000). He also serves on the boards of the International Rescue Committee and the Print Room theater in the United Kingdom.

Professional Background. Mr. Winters received his bachelor's degree from Colgate University and the degree of Master of Business Administration from the Wharton School of the University of Pennsylvania. He previously ran Renshaw Bay, an alternative asset management firm, and was co-CEO of JPMorgan's investment bank from 2003 to 2010. He joined JPMorgan in 1983 and has held management roles across several market areas and in corporate finance. Additionally, he was a commissioner on the United Kingdom Independent Commission on Banking in 2010 and 2011, and he was awarded the title of Commander of the Order of the British Empire in 2013.

Vasant Narasimhan, M.D., American

Function at Parent. Vasant (Vas) Narasimhan, M.D., has been Chief Executive Officer (CEO) since February 1, 2018. Dr. Narasimhan previously held the position of Global Head of Drug Development and Chief Medical Officer for Parent. In 2017, he became a member of the Board of Trustees of the Novartis Foundation. Dr. Narasimhan joined Parent in 2005 and has held numerous leadership positions in development and commercial functions. From 2014 to 2016, he was Global Head of Development for Novartis Pharmaceuticals, overseeing the entire general medicines pipeline. He previously served as Global Head of the Sandoz Biopharmaceuticals and Oncology Injectables business unit in 2014, overseeing the division's biosimilars pipeline, and as Global Head of Development for Novartis Vaccines from 2012 to 2014. Dr. Narasimhan has also held commercial and strategic roles at Parent, including North America Region Head for Novartis Vaccines, and United States Country President for Novartis Vaccines and Diagnostics.

Professional Background. Dr. Narasimhan received his medical degree from Harvard Medical School and obtained a master's degree in public policy from Harvard's John F. Kennedy School of Government. He received his bachelor's degree in biological sciences from the University of Chicago. During and after his medical studies, he worked extensively on a range of health issues in developing countries. He is an elected member of the U.S. National Academy of Medicine and serves on the board of fellows of Harvard Medical School. Before joining Parent, he briefly worked in management consulting.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Steven Baert, Belgian

Function at Parent. Steven Baert has been Chief People & Organization Officer since 2014 and is a member of the Executive Committee. Mr. Baert joined Parent in 2006 as Head of Human Resources Global Functions in Switzerland. He has held several other leadership roles at Parent, including Head of Human Resources for Emerging Growth Markets and, from 2012 to 2014, Global Head, Human Resources, Oncology. Mr. Baert also served as Head of Human Resources, United States and Canada, for Novartis Pharmaceuticals Corporation. From 2015 to 2018, Mr. Baert represented Parent on the board of the GSK Consumer Healthcare Holdings Ltd.

Professional Background. Mr. Baert holds the degree of Master of Business Administration from the Vlerick Business School in Belgium and the degree of Master of Laws from the Katholieke Universiteit Leuven, also in Belgium. Additionally, he holds the degree of Bachelor of Laws from the Katholieke Universiteit Brussels. Prior to joining Parent, he held HR positions at Bristol-Myers Squibb Co. and Unilever.

Bertrand Bodson, Belgian	Function at Parent. Bertrand Bodson has been Chief Digital Officer of Parent since January 1, 2018. He is a member of the Executive Committee.

Professional Background. From 2013 to 2017, Mr. Bodson served as chief digital and marketing officer of Sainsbury's Argos, where he led Argos' successful transformation from a traditional catalogue business to the third-largest online retailer in the United Kingdom. Prior to that, he was executive vice president of the global digital business at EMI Music from 2010 to 2013. He co-founded Bragster.com, a social networking and content sharing website, and has also held senior roles at Amazon. Mr. Bodson earned a Master of Business Administration from Harvard Business School in the United States, where he was a Baker Scholar, and a master's degree in commercial engineering from the Solvay Business School (Belgium)/McGill University (Canada). He is a member of the board of directors of Electrocomponents PLC and a member of the supervisory board of Wolters Kluwer NV.

James (Jay) Bradner, M.D., American	Function at Parent. James (Jay) Bradner, M.D., has been President of the Novartis Institutes for BioMedical Research (NIBR) since 2016. He is a member of the Executive Committee.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Professional Background. Dr. Bradner is a graduate of Harvard College and the University of Chicago Medical School. He completed his residency in medicine at Brigham and Women's Hospital and his fellowship in medical oncology and hematology at the Dana-Farber Cancer Institute. He has been honored with many awards and was elected to the American Society for Clinical Investigation in 2011 and the Alpha Omega Alpha Honor Medical Society in 2013. Prior to joining Parent, from 2005 to 2015, Dr. Bradner was on the faculty of Harvard Medical School (A-111, 25 Shattuck Street, Boston, MA 02115; tel.: 617 432 1000) in the Department of Medical Oncology at the Dana-Farber Cancer Institute. Dr. Bradner is a co-founder of five biotechnology companies and has co-authored more than 150 scientific publications and 30 United States patent applications.

Harry Kirsch, German, Swiss

Function at Parent. Harry Kirsch has been Chief Financial Officer (CFO) since 2013 and is a member of the Executive Committee. Mr. Kirsch joined Parent in 2003 and, prior to his current position, served as CFO of the Pharmaceuticals Division. At Parent, he also served as CFO of Pharma Europe and as Business Planning & Analysis Head of the Pharmaceuticals Division. From 2015 to 2018, Mr. Kirsch represented Parent on the board of the GSK Consumer Healthcare Holdings Ltd.

Professional Background. Mr. Kirsch holds a degree in industrial engineering and economics from the University of Karlsruhe in Germany. He joined Parent from Procter & Gamble (P&G) in the United States, where he was CFO of P&G's global pharmaceutical business. Prior to that, he held finance positions in various categories of P&G's consumer goods business, technical operations and Global Business Services organization.

Shannon Thyme Klinger, American

Function at Parent. Shannon Thyme Klinger was appointed Group General Counsel of Parent on June 1, 2018. She is a member of the Executive Committee. Ms. Klinger most recently served as Chief Ethics, Risk and Compliance Officer and was appointed to the Executive Committee in this role. Before that she was Chief Ethics and Compliance Officer and Global Head of Litigation. She joined Parent in 2011 as General Counsel, North America, for Sandoz in the United States and later became the Global Head of Legal and General Counsel for Sandoz International GmbH.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Professional Background. Prior to Parent, Ms. Klinger worked in the U.S. as a partner at Mayer Brown LLP from 2010 to 2011, senior vice president and general counsel for Solvay Pharmaceuticals Inc. from 2008 to 2010, and vice president of marketing compliance and associate counsel for Barr Laboratories/Duramed Pharmaceuticals from 2005 to 2007. Before that, she was a partner at Alston & Bird LLP in the U.S., where she focused on litigation and antitrust, pharmaceutical legal and regulatory matters. Ms. Klinger holds a juris doctor with honors from the University of North Carolina at Chapel Hill and a bachelor's degree in psychology from the University of Notre Dame (both in the U.S.). She is a member of the board of directors of the SIX Group.

Steffen Lang, Ph.D., German, Swiss

Function at Parent. Steffen Lang, Ph.D., has been Global Head of Novartis Technical Operations since April 1, 2017. He is a member of the Executive Committee. Prior to his current appointment, Mr. Lang served for two years as Global Head of Biologics Technical Development and Manufacturing within Novartis Technical Operations. Prior to that, Mr. Lang served for six years as Global Head Technical Research & Development. Mr. Lang joined Parent in 1994 as Head of Laboratory in Research, and over the years has held positions of increasing responsibility within Pharmaceuticals Development.

Professional Background. Mr. Lang holds a doctorate in pharmaceutical technology from the Swiss Federal Institute of Technology (ETH Zurich) in Switzerland, and a master's degree in pharmaceutical sciences from the University of Heidelberg in Germany.

Klaus Moosmayer, Ph.D., German	Function at Parent. Klaus Moosmayer, Ph.D., has been Chief Ethics, Risk & Compliance Officer of Parent since December 1, 2018. He is a member of the Executive Committee.

Professional Background. Mr. Moosmayer holds a doctor of jurisprudence from the University of Freiburg in Germany. He joined Parent from Siemens AG, where he was chief compliance officer since 2014. Prior to that, he served as chief counsel compliance, compliance operating officer and corporate legal counsel. Before joining Siemens, Mr. Moosmayer practiced law in Germany, specializing in white-collar crime, litigation and business law. He is chair of the Anti-Corruption Task Force of the Business and Industry Advisory Committee at the Organization for Economic Co-operation and Development (OECD), co-founder and chair of the European Chief Compliance and Integrity Officers' Forum, former co-chair of the B20 Integrity & Compliance Task Force under the G20 presidency of Argentina and former chair of the task force under the G20 presidency of Germany. Mr. Moosmayer also lectures on compliance at the University of St. Gallen in Switzerland.

Richard Saynor, British	Function at Parent. Richard Saynor has been CEO of Sandoz since July 15, 2019. He is a member of the Executive Committee.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Professional Background. Mr. Saynor holds a degree in Pharmacy from the University of Bradford in the United Kingdom. He joined Parent from GlaxoSmithKline (GSK) Pte. Ltd., where he served as senior vice president of classic and established products as well as commercial and digital platforms. During his nine years at GSK, he also served as senior vice president and global head of classic and established products, senior vice president and global head of established products and senior vice president of classic brands and generics for Europe, Japan, and the emerging markets and Asia-Pacific (EMAP) region. From 2005 to 2010, Mr. Saynor held commercial operations leadership roles at Sandoz, serving as Region Head of all Asian markets and as Region Head of Asia-Pacific, Latin America, Canada and Turkey. He is a pharmacist by training and has also held positions at various companies including Merck.

Susanne Schaffert, Ph.D., German

Function at Parent. Susanne Schaffert, Ph.D., has been President of Novartis Oncology since January 1, 2019. She is a member of the Executive Committee. Ms. Schaffert was appointed Chairperson and President of Advanced Accelerator Applications when it was acquired by Parent in January 2018, and will remain President until her successor is in place. She joined Parent more than 20 years ago and served as Region Head, Novartis Oncology Europe, from 2012 to 2018. Prior to that, she was Head of Investor Relations. She has also held other leadership positions during her career at Parent, including Global Franchise Head for Immunology and Infectious Diseases, General Manager of Novartis Oncology in Northern and Central Europe, and General Manager of Novartis Oncology in Germany.

Professional Background. Ms. Schaffert holds a Ph.D. in organic chemistry from the University of Erlangen in Germany. She is a member of the Board of Novartis AG Germany, and previously served on the board of GlaxoSmithKline Consumer Healthcare Holdings Ltd.

John Tsai, M.D., American	Function at Parent. John Tsai, M.D., has been Head of Global Drug Development and Chief Medical Officer for Parent since May 1, 2018. He is a member of the Executive Committee.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Professional Background. Mr. Tsai holds a medical degree from the University of Louisville School of Medicine in the United States. He received a Bachelor of Science in electrical engineering from Washington University of St. Louis, also in the U.S. Mr. Tsai joined Parent from Amgen Inc., where he was chief medical officer and senior vice president of Global Medical, overseeing all clinical and medical functions across multiple sites worldwide. Before joining Amgen in 2017, he spent 11 years at Bristol-Myers Squibb Co. (BMS), most recently as global head of clinical development for marketed products. During his time at BMS, Mr. Tsai also served as a full development team lead in oncology, head of Worldwide Medical, chief medical officer for Europe, vice president of US Medical, and vice president of Cardiovascular Medical. Prior to BMS, he was a cardiovascular group leader at Pfizer Inc. Mr. Tsai started his career as an electrical engineer at General Electric Co.

Marie-France Tschudin, Swiss

Function at Parent. Marie-France Tschudin has been President of Novartis Pharmaceuticals since June 7, 2019. She is a member of the Executive Committee. Ms. Tschudin previously was President of Advanced Accelerator Applications, a Novartis company. She joined Parent in January 2017 as Head of Novartis Pharmaceuticals, Region Europe.

Professional Background. Ms. Tschudin holds a Bachelor of Science from Georgetown University in the United States, and a Master of Business Administration from IMD business school in Switzerland. Before joining Parent, Ms. Tschudin spent 10 years at Celgene in a variety of leadership positions, including corporate vice president of hematology and oncology for Europe, the Middle East and Africa; regional vice president of northern Europe; and general manager of Austria, Switzerland, the Czech Republic, Poland, Slovenia and Slovakia. She started her industry career as a sales representative at Janssen-Cilag in Portugal and later managed business units for Essex Chemie AG in Switzerland and Schering-Plough SA in Spain.

Robert Weltevreden, Dutch	Function at Parent. Robert Weltevreden has been Head of Novartis Business Services (NBS) since June 1, 2018. He is a member of the Executive Committee.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Professional Background. Mr. Weltevreden holds a master's degree in international finance, economics and business administration from Erasmus University Rotterdam in the Netherlands and a Master of Business Administration in financial management from Vlerick Business School in Ghent, Belgium. He previously worked at Syngenta AG as head of its business services organization. He joined Syngenta in 2003 and has held other leadership positions, including head of business process management; head of finance services; and chief financial officer (CFO) of the Asia-Pacific region for Syngenta Crop Protection AG. Prior to Syngenta, Mr. Weltevreden worked at Newell Rubbermaid Inc. as vice president/controller of Rubbermaid Europe and as CFO of the Germany, Benelux and Scandinavia markets. He started his career as a corporate business analyst at Curver and later became CFO of the Iberia region.

        2.    Directors and Executive Officers of Purchaser.    The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director, and the name, citizenship, business address, business phone number, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for each executive officer, of Purchaser. The current business address of each person identified below is One Health Plaza, East Hanover, NJ 07901, and the current business phone number of each such person is +1 862 778 8300.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Victor Bulto, Spanish	Function at Parent and Purchaser. Victor Bulto is currently a member of the Board of Directors of Purchaser. Mr. Bulto has been with Parent for 14 years and is currently President of Novartis Pharmaceuticals Corporation. Prior to this position, he also led the US Immunology, Hepatology & Dermatology Franchise, and served as Head of the US Alcon Pharmaceuticals Franchise and Head of Neuroscience Franchise for Region Europe.

Professional Background. Mr. Bulto holds a Master of Business Administration from ESADE Business School in Spain, a master's degree in health economics and pharmacoeconomics, a postgraduate degree in pharmaceutical marketing from Pompeu Fabra University in Spain, and he completed Harvard Business School's Advanced Management Program. He also holds a bachelor's of science degree in chemistry and a master's degree in chemical engineering from Ramon Llull University in Spain. Prior to joining Parent, Mr. Bulto worked as a medical device sales representative.

Name, Citizenship and Business Address (If Applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Christian Klee, American, Swiss

Function at Parent and Purchaser. Christian Klee is currently a member of the Board of Directors of Purchaser. He joined Ciba-Geigy, one of the predecessor companies of Parent, in January of 1993. He is currently the Senior Vice President and Chief Financial Officer for the United States (appointed October 2017). Prior to his current role, Mr. Klee was Vice President and Chief Financial Officer of the Novartis Institutes for BioMedical Research, the research division of Parent, headquartered in Cambridge, MA, from July 2005 to September 2017.

Professional Background. Mr. Klee graduated from the Business School of the University of St. Gallen in Switzerland with a degree in Finance and Economics. He has 26 years of experience in finance and has held multiple roles within the Novartis organizations.

David Hellmuth, American

Function at Parent and Purchaser. David Hellmuth is currently the Secretary of the Purchaser. He has served as Secretary of Novartis Finance Corporation, the sole stockholder of Purchaser, and as Head, US Corporate and Finance Legal at Novartis Services, Inc., since 2019. Prior to that, from 2016, Mr. Hellmuth served as Senior Legal Counsel, Corporate and Finance Legal with Novartis Services Inc., and from 2014 to 2016, as Senior Legal Counsel, Corporate and Finance Legal, with Novartis International AG. Mr. Hellmuth has worked for Novartis Group companies in the United States and in Switzerland since 2006, and provides legal counsel in a variety of fields.

Professional Background. Mr. Hellmuth has a Juris Doctor degree from the University of Pennsylvania Carey Law School and a Bachelor of Science degree from the Massachusetts Institute of Technology. Prior to his experience with Parent, Mr. Hellmuth worked as a corporate associate for the law firms of Goodwin Procter LLP, Testa, Hurwitz and Thibeault LLP, and Torys LLP.

Uwe Bösl, German

Function at Parent and Purchaser. Uwe Bösl is currently the Treasurer of the Purchaser. He has served as Vice President and U.S. Treasurer of Novartis Finance Corporation since August 2018. After joining Novartis in 2004, he led the Novartis Inhousebank in Luxembourg before working in the Novartis US Treasury Department.

Professional Background. Mr. Bösl holds a Certificate in Business Administration (Chamber of Commerce), a Certificate of International Treasury Management and a Certificate of International Cash Management from ACT. Before joining Novartis, he worked for a commercial bank for 14 years and also led the local Treasury Departments for AREVA Group in Germany and France.

        The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below.

The Depositary for the Offer is:

If delivering by hand, express mail, courier or other expedited service:	If delivering by mail:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

        Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the IRS Form W-9 may be directed to the Information Agent at the location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor
New York, New York 10022

Stockholders may call toll-free:

(888) 750-5834

Banks and Brokers may call collect:

(212) 750-5833